BERKSHIRE HATHAWAY | Elite Real Estate
HomeServices

UNDER CONTRACT TRANSACTION REPORT

PROPERTY INFORMATION

Date of Report: 12/13/2024 **Offer Reference:** 12/13/2024 **MLS Number:** ______

Property: Highridge - SF 269 **Year Built:** ______
632 N Hiddleston Way
Saratoga Springs, UT 84045

SALE INFORMATION

Listed Price: $ ______ **Date of Final Acceptance:** ______
Sales Price: $ $ 580,000.00 **Proposed Closing Date:** ______
Price Includes Concessions*: $ ______ **Date E.M. Submitted to Office:** ______
Calculate a ______% Commission on $______ **Earnest Money Deposit Amount**: $** ______

* Amount of any financial incentive given by seller or buyer which doesn't affect the actual value of the property, i.e. pay buyer's closing cost, etc.
** N/A if working with a Seller

BUYER

Name(s): Arrived Holdings Inc
Phone: (703) 887-6608
Email: acquisitions@arrived.com
Address: ______

☐ Repeat Client (Pd. trans. fee in last 12 mos.)

SELLER

Name(s): Edge Homes Utah, LLC
Phone: [redacted]
Email: [redacted]
Address: 13702 S 200 W B12
Draper, UT 84020

☐ Repeat Client (Pd. trans. fee in last 12 mos.)

☐ Order Transaction CD ______ Quantity

COMMISSION DISBURSEMENT

BUYER'S OFFICE

Company: Flynn Realty **Total** ______%
Agent 1: Susanne Flynn ______%
Agent's Email: [redacted]
Agent's Phone: [redacted]
Agent 2: ______ ______%

LISTING OFFICE

Company: Edge Realty **Total** ______%
Agent 1: David Hodges ______%
Agent's Email: [redacted]
Agent 2: ______ ______%

SALE TYPE

☐ Conventional ☐ FHA ☐ VA ☐ Cash ☐ Short Sale ☐ Other ______

LENDER

Company: First Colony Mortgage - FIRCOL
Rep: ______
Email: [redacted]
Phone: ______

TITLE COMPANY

Company: Trident Title Insurance Agency LLC
Rep: ______
Email: ______
Phone: ______

REAL ESTATE PURCHASE CONTRACT

This Real Estate Purchase Contract (the "**Agreement**") is entered into on 12/13/2024 ("**Offer Reference Date**") between Edge Homes Utah, LLC, whose address is 13702 S 200 W B12, Draper, UT 84020 ("**Seller**") and the following person(s) ("**Buyer**"):

Arrived Holdings Inc	(703) 887-6608
(Full Name of Buyer)	*(Home/Cell Phone Number)*
	acquisitions@arrived.com
(Current Street Address)	*(Notification Email Address)*
,	
(Current City, State, Zip Code)	*(Co-Buyer Notification Email Address)*

Buyer and Seller are sometimes referred to in this Agreement individually as a "**party**" or collectively as the "**parties**."

1. OFFER TO PURCHASE/ACCEPTANCE. Until accepted by Seller, Buyer's execution of this Agreement constitutes only an offer to Seller to purchase the Property on the terms set forth in this Agreement. Seller accepts Buyer's offer ("**Acceptance**") only when an authorized representative of Seller signs this Agreement indicating Acceptance and delivers it to Buyer. Seller's sales agents are not authorized to accept Buyer's offer on behalf of Seller.

2. PROPERTY.

2.1 Location. As used in this Agreement, the "**Property**" refers to the real property ("**Lot**") and new residence thereon located at: Approximate Address, City, State, Zip Code: 632 N Hiddleston Way, Saratoga Springs, UT 84045
Lot and community: 269 and Highridge - SF

2.2 Residence. ☐ Seller shall cause to be constructed (i.e. a new build job), or ☑ Seller has caused to be constructed (i.e. a spec home or "quick move-in"): a residence and related improvements on the Lot (the "**Residence**") in general accordance with the model name known as Caleb/Traditional, as such may be modified in the discretion of Seller. Buyer acknowledges that the Residence may vary from dimensions shown in any drawings and may not be a duplicate of any model home. Seller's contractor is Edge Construction, LLC, Utah license #7865708-5501.

2.3 Common Elements. Portions of the community in which the Property is located may be defined as a common element by either common interest ownership laws or in the declaration establishing such community ("**Common Elements**").

2.4 Permits. If Seller shall cause the Residence to be constructed, Seller shall pay for building permit fees, impact fees, and all connection fees related to the construction of the Residence.

3. PURCHASE PRICE. Buyer will pay Seller the amount of $ 580,000.00 (the "**Purchase Price**"). The Purchase Price may be comprised of a loan as provided in Section 4, deposits as provided in Section 5, and/or cash as provided in Section 6, each as itemized on Exhibit A to this Agreement. The Purchase Price may be increased if additional costs are incurred for changes as provided in Section 18, and Buyer agrees to pay the cost of all such changes.

4. LOAN.

4.1 Financing. If applicable, Buyer shall apply for a loan from a third-party lender (each a "**Lender**") to finance all or a portion of the Purchase Price (the "**Loan**"). Buyer's obligation to purchase the Property is not conditioned on Buyer qualifying for the Loan.

4.2 Preferred Lender. Seller has selected First Colony Mortgage, 2100 West Pleasant Grove Blvd. Suite 100, Pleasant Grove, UT 84062, as the preferred lender because of that lender's ability to effectively, efficiently, and timely service the purchase of the Residence with financing. Seller and Preferred Lender have no affiliation with one another, Seller does not receive compensation for referrals to the Preferred Lender or Buyer's use of the Preferred Lender, and Seller and Preferred Lender do not have any ownership interest in one another. To incentivize Buyer to use its services, the Preferred Lender may provide its own financial or other incentives to Buyer. Seller may, from time to time, utilize financing options provided by entities affiliated with the Preferred Lender. This Agreement is not conditioned upon Buyer using the Preferred Lender for the Loan, except that Buyer shall nonetheless comply with Sections 4.3, 4.4, and 5.1 of this Agreement. A Lender other than the Preferred Lender (a "**Non-Preferred Lender**") may offer services similar to those offered by the Preferred Lender, and Seller encourages Buyer to evaluate such services and whether to use a Non-Preferred Lender.

4.3 Application. No later than the Application Deadline referenced in Section 39, Buyer shall apply for the Loan with the Preferred Lender, even if Buyer intends to use a Non-Preferred Lender. The Loan application is complete only when Buyer has: (i) completed, signed, and delivered to the Preferred Lender the initial loan application and documentation required by the Preferred Lender; (ii) paid all loan application fees as required by the Preferred Lender; and (iii) supplied the Preferred Lender with all information and documentation required by the Preferred Lender to process the Loan. Buyer agrees to diligently work to obtain the Loan. Buyer will promptly provide the Preferred Lender with any additional documentation as required by the Preferred Lender. After the Application Deadline, Buyer shall not take any action or fail to take any action that renders Buyer unqualified to obtain the Loan. Buyer authorizes Seller and any Lender to communicate about the status of the Loan application and the information Buyer submitted with the Loan application, and for Seller to obtain copies of documents Buyer submitted to the Lender at any time.

4.4 Pre-Qualification Letter. No later than the Pre-Qualification Deadline referenced in Section 39, Buyer will provide to Seller a "**Pre-Qualification Letter**" from the Preferred Lender, even if Buyer intends to use a Non-Preferred Lender. Buyer agrees to diligently

Initial JT 12/14/2024
(initials) (date)
Arrived Holdings Inc

Initial [initials] 12/16/2024
(initials) (date)
Seller

work to obtain the Pre-Qualification Letter. The Pre-Qualification Letter shall state: (i) Buyer's credit report and income to debt ratios are satisfactory to the Preferred Lender; and (ii) subject only to verification of the information contained in the Loan application, the Preferred Lender will grant the Loan. If the Pre-Qualification Letter identifies any conditions or requirements that must be satisfied in order for Buyer to obtain final financing approval, Seller shall have the right in its sole discretion to determine whether the Pre-Qualification Letter is acceptable to Seller. If Seller determines that the Pre-Qualification Letter or any financing conditions or requirements identified therein are not acceptable, Seller shall have the right to terminate this Agreement.

4.5 Interest Rate. Buyer is solely responsible for locking an interest rate on the Loan. Seller is not responsible for an expired or extended lock on an interest rate on the Loan or any costs arising from or relating to the Loan.

4.6 Appraisals. Seller reserves the right to require appraisals of the Property at any time and in its discretion. Buyer understands and acknowledges that Seller cannot and does not guarantee future appraised value. In any event, Buyer's obligation to purchase the property is not conditioned upon the Property appraising for not less than the Purchase Price.

4.7 Right to Terminate. If Lender fails to provide Buyer with a Pre-Qualification Letter, or if the Pre-Qualification Letter contains conditions other than those specified in Section 4.4, Buyer or Seller may terminate this Agreement by providing written notice to the other party no later than three calendar days after the Pre-Qualification Deadline, whereupon the Earnest Money Deposit referenced in Section 5.1 shall be refunded to Buyer.

4.8 Seller Preferred Lender Incentive. If Buyer uses the Preferred Lender to obtain the Loan, Seller shall provide a credit to Buyer in the amount of 3% of Buyer's purchase price to be applied toward Buyer's purchase price or closing costs. If Buyer does not require financing, Seller shall provide a credit to Buyer in the amount of 3% of Buyer's purchase price to be applied toward Buyer's purchase price or closing costs. Any credits or contributions provided by other interested parties may reduce this credit based on lending guidelines regarding Interested Party Contributions. Except as expressly set forth in Section 5.1 below, Buyer shall not receive the 3% incentive credit from Seller if Buyer obtains the Loan from a Non-Preferred Lender. No Addendum to this Agreement shall be construed to modify this provision unless the Addendum specifically refers to this Section 4.8 and defines the agreed-upon revision(s) to this Section 4.8.

5. DEPOSITS. Each deposit Buyer makes to Seller under this Agreement (collectively, the "**Deposits**") shall be credited toward the Purchase Price at Settlement, as referenced in Section 7.1. Seller is not required to place any portion of the Deposits in a real estate trust account or otherwise hold the Deposits in trust. Seller may commingle the Deposits with its other monies and may use the Deposits for the construction of the Residence. **100% of the Deposits shall be TOTALLY NONREFUNDABLE to Buyer, except as specifically and expressly provided in this Agreement.** If any portion of any Deposit is refundable, Seller shall not be required to pay Buyer any interest on such portion. In addition to the Deposits listed below, Seller may request other Deposits if Seller deems them necessary due to Buyer's selections and changes.

5.1 Earnest Money Deposits. Within 72 hours of Acceptance, Buyer shall make an Earnest Money Deposit to Seller in one of the following amounts, as applicable, which amount shall be paid to and held by Trident Title Insurance Agency, 130 W. Center St., Orem, UT 84057, (801) 704-7000:

a. $3,000 if Buyer commits at Acceptance to use the Preferred Lender to obtain the Loan and has been preapproved with the Preferred Lender for the Loan;
b. $6,000 if Buyer uses an outside lender (a Non-Preferred Lender) for the Loan, in which event no incentive credit will be provided to Buyer under Section 4.8 above; or
c. $20,000 if Buyer uses an outside lender (a Non-Preferred Lender), in which event Buyer will receive the 3% incentive credit from Seller under Section 4.8 above.

5.2 Structural Fee. If Seller shall cause the Residence to be constructed as a new build and Buyer participates in the Architectural Design Process (ADP) in accordance with Section 18.1, within the earlier of fourteen (14) days of Acceptance or at Buyer's first meeting with Seller's Architectural Designer, Buyer shall pay a Structural Fee of $7,000. This payment is due at the beginning of the ADP appointment. The Structural Fee is a payment of the fee charged to participate in the ADP process. This $7,000 payment allows Buyer to make up to three revisions of structural plans to the Residence if needed. If additional structural revisions are required, Buyer shall pay an additional $7,000 Structural Fee. If Buyer finalizes plans in the ADP and requires additional ADP modifications, an additional $7,000 Structural Fee payment will be required, regardless of whether 3 revisions were made in the previous ADP process. All Structural Fee payments are nonrefundable immediately upon payment, and such payment(s) will not be credited against the Purchase Price. Buyer shall make such other deposits to Seller as provided in Seller's Architectural Design Path Policy, which includes payment of 30% of the cost of structural design selections in accordance with section 18.1. The balance of the structural design changes and corresponding prices will be paid by Buyer at Settlement.

5.3 Construction Deposits. If Seller shall cause the Residence to be constructed, within the earlier of fourteen (14) days of Acceptance or at Buyer's meeting with Seller in Seller's Design Studio in accordance with Section 18.2, Buyer shall make an Initial Construction Deposit to Seller of either (a) $4,000, if Buyer uses the Preferred Lender to obtain the Loan, or (b) $8,000, if Buyer does not use the Preferred Lender to obtain the Loan.

5.4 Options Deposit. If Seller shall cause the Residence to be constructed, Buyer shall make an Options Deposit to Seller in accordance with Section 18.2, as applicable.

6. CASH PAYMENT. If Buyer will pay the Purchase Price in cash without a Loan or, excluding the Earnest Money Deposit, a combination of cash and the Loan, then within seven (7) days of Acceptance, Buyer shall provide the Preferred Lender and Seller with evidence of funds (to Seller's reasonable satisfaction) verifying Buyer's ability to pay the cash amount of the Purchase Price. If Buyer fails to provide Seller with such evidence or if Seller, in its sole discretion, is not satisfied with Buyer's evidence, Seller may terminate this Agreement by providing written notice to Buyer, whereupon the Earnest Money Deposit shall be refunded to Buyer.

Initial JT (initials)	12/14/2024 (date)	Initial (initials)	12/16/2024 (date)
Arrived Holdings Inc		Seller	

7. SETTLEMENT AND INSPECTION.

7.1 Settlement. Settlement of the sale of the Property ("**Settlement**") shall take place on the Settlement Deadline referenced in Section 39, or on a date upon which Buyer and Seller agree in writing. Settlement shall occur only when all of the following have been completed: (a) Substantial Completion pursuant to Section 19; (b) the Inspection specified in Section 7.3, unless Buyer has waived or has been deemed to have waived Buyer's right to the Inspection pursuant to Section 7.3; (c) Buyer and Seller have signed and delivered to each other (or to the escrow/settlement office), all documents required by this Agreement, by Lender, by written escrow instructions and by applicable law; (d) all applicable requirements of the Dodd-Frank Act have been satisfied; (e) all monies required to be paid by Buyer to Seller under this Agreement have been delivered to Seller or to the escrow/settlement office, as appropriate, in the form of collected or cleared funds; and (f) all monies required to be paid by Seller under this Agreement have been delivered by Seller to Buyer or to the escrow/settlement office, as appropriate, in the form of collected or cleared funds. Buyer shall be solely responsible for any reinvestment fee covenant imposed by the HOA. Taxes and assessments for the current year, and interest on assumed obligations shall be prorated at Settlement as set forth in this Section. Prorated amounts set forth in this Section shall be made as of the Settlement Deadline date referenced in Section 39, unless otherwise agreed to in writing by Buyer and Seller. Such writing could include the settlement statement. The transaction will be considered closed when Settlement has been completed, and when all of the following have been completed: (x) the proceeds of the Loan have been delivered by Lender to Seller (or to the escrow/settlement office); and (y) the applicable Settlement documents have been recorded in the office of the county recorder. The actions described in parts (x) and (y) of the preceding sentence shall be completed within four (4) calendar days after Settlement. Buyer is responsible for taxes, assessments, homeowner's association dues, utilities, and other services applicable to or provided to the Property after Settlement. Buyer is responsible for transferring all utilities into Buyer's name at Settlement to avoid any interruption or termination of service.

7.2 Adjustments. If for any reason a party fails to pay or overpays any cost or expense required by this Agreement, whether by an omission or misstatement on the Settlement statement, a calculation error, a clerical or ministerial mistake or otherwise, within five (5) days after a party makes a written request for adjustment, even if the request is made after Settlement, the other party shall make the necessary corrective payment or refund.

7.3 Inspection/Completion Escrow. Prior to Settlement, Seller will contact Buyer to arrange Buyer's walk-through and inspection of the Residence, the Property, and the Common Elements ("Inspection"). Buyer shall note in writing on the Buyer Inspection Form any portions of the Residence, the Property, and the Common Elements that Buyer believes does not comply with this Agreement and/or any duties Seller owes to Buyer. The Buyer Inspection Form will be signed by Buyer and Seller (or Seller's representative) at the time of the Inspection. Seller shall use commercially reasonable efforts to correct deficiencies noted on the Buyer Inspection Form within sixty (60) days of the date of the Buyer Inspection Form. Buyer acknowledges that after Settlement, it is Buyer's sole responsibility to provide access to the Residence and Property during Seller's normal business hours to ensure prompt correction of any deficiencies. If Buyer fails to respond to Seller's attempts to schedule the Inspection or fails to attend the Inspection, Buyer shall be deemed to have waived Buyer's right to conduct the Inspection and Seller may complete its own inspection without a further inspection by Buyer prior to Settlement. Seller reserves the right to perform any work noted on the Buyer Inspection Form after Settlement, and Buyer acknowledges and agrees that Buyer shall not be entitled to terminate this Agreement, declare Seller in default, withhold funds at Settlement, or delay Settlement because items listed on the Buyer Inspection Form have not been completed as of Settlement. The parties hereby acknowledge and agree that (a) Buyer's right to conduct the Inspection prior to Settlement is a material consideration of this Agreement and is a material inducement to Buyer to agree to the provisions of Section 27 of this Agreement, and (b) Section 27 is a material inducement to Seller to agree to the provisions of this Section. The provisions of this Section shall survive Settlement.

7.4 Certificate of Satisfaction. Prior to Settlement, Buyer shall sign a Certificate of Satisfaction evidencing that (a) Buyer has conducted the Inspection or has waived Buyer's right to conduct the Inspection, and (b) Buyer approves the construction of the Residence, the Property, and the Common Elements, except for work remaining to be completed, corrected or replaced appearing on the Buyer Inspection Form referenced in Section 7.3.

7.5 Delay in Settlement. If, due to any action or inaction by Buyer, Non-Preferred Lender or Title Company, Settlement does not occur by the Settlement Deadline referenced in Section 39, Seller then may either (a) postpone the Settlement for one or more days by notifying Buyer of such postponement, in which case a fee of $200 per day will be due for each day Settlement exceeds the Settlement Deadline; or (b) declare Buyer in default and proceed in accordance with Section 26.1. The foregoing fee shall be payable to Seller at the time of the postponement and shall be in addition to the Purchase Price.

8. POSSESSION. If Buyer uses the Preferred Lender, Seller shall deliver physical possession of the Property to Buyer upon Settlement. If Buyer uses a Non-Preferred Lender, Seller shall deliver physical possession of the Property to Buyer upon funding and recording of the Settlement documents, and Buyer shall not place any personal property on the Property until such time. In either event, equitable and legal title to the Property shall not pass to Buyer until funding and recording of the Settlement documents.

9. CONFIRMATION OF AGENCY DISCLOSURE. At the execution of this Agreement (check all that apply):

- ☑ The Seller's Agent, David Hodges, represents Seller;
- ☑ The Buyer's Agent, Susanne Flynn, represents Buyer;
- ☑ The Seller's Agent Broker, Edge Realty, represents Seller;
- ☑ The Buyer's Agent Broker, Flynn Realty , represents Buyer;
- ☐ Buyer is not represented by a Buyer's Agent or Buyer's Agent Broker (attach a completed Unrepresented Buyer Disclosure).

If Buyer is not represented by a Buyer's Agent and/or Buyer's Agent Broker and Buyer later retains a Buyer's Agent and/or Buyer's Agent Broker, Buyer shall be solely responsible for all fees and commissions of Buyer's Agent and Buyer's Broker.

Initial JT (initials) 12/14/2024 (date) Arrived Holdings Inc

Initial [signature] (initials) 12/16/2024 (date) Seller

9.1 Seller's Compensation to Buyer's Brokerage. At Closing, Seller will pay a Buyer's Agent commission to Buyer's Brokerage as follows: $ N/A (as a fixed dollar amount) OR 3 % of the Net Purchase Price (meaning the final purchase price minus all Seller concessions and incentives); provided, however, the commission amount to be paid by Seller shall not exceed the amount agreed to between Buyer and Buyer's Brokerage in their signed Buyer-Broker Agreement.

10. TITLE COMPANY. Buyer acknowledges and agrees that Seller has not conditioned the sale of the Property on the use of any particular title company and that there are multiple title companies available to Buyer. The Parties have selected:

☑ Trident Title Insurance Agency, 130 W. Center St., Orem, UT 84057, (801) 704-7000 as title company for Buyer and Seller.

☐ Buyer selects the following escrow officer and title company:

Escrow Officer: ____________________
Title Company: ____________________
Phone Number: ____________________
Email Address: ____________________

11. TITLE INSURANCE. At Settlement, Seller agrees to pay for and cause to be issued in favor of Buyer, through the title insurance agency that issued the Commitment (the "Issuing Agent"), the most current version of the ALTA Homeowner's Policy of Title Insurance (the "Homeowner's Policy"). If the Homeowner's Policy is not available through the Issuing Agent, Buyer and Seller further agree as follows: (a) Seller agrees to pay for the Homeowner's Policy if available through any other title insurance agency selected by Buyer; (b) if the Homeowner's Policy is not available either through the Issuing Agent or any other title insurance agency, then the Seller agrees to pay for, and Buyer agrees to accept, the most current available version of an ALTA Owner's Policy of Title Insurance ("Standard Coverage Owner's Policy") available through the Issuing Agent.

12. SELLER DISCLOSURES. No later than the Seller Disclosure Deadline referenced in Section 39, Seller shall provide to Buyer a completed seller's property condition disclosure form.

13. BUYER'S DUE DILIGENCE DEADLINE. Buyer's obligation to purchase under this Agreement is conditioned upon Buyer's approval of the content of each of the Seller Disclosures referenced in Section 12 (by executing this Agreement, Buyer has already approved the disclosures made in this Agreement). No later than the Due Diligence Deadline referenced in Section 39, Buyer must either: (a) provide Seller with written notice of Buyer's approval of the Seller Disclosures; or (b) provide Seller with written objections regarding the Seller Disclosures or any Buyer's due diligence concerns. If, by the Due Diligence Deadline, Buyer fails to provide Seller with written notice of approval or with written objections as required in this Section, Buyer shall be deemed to have approved the Seller Disclosures and waived the due diligence condition. If Buyer provides written objections to Seller, Buyer and Seller shall have seven (7) days after Seller's receipt of Buyer's objections in which to agree in writing upon the manner of resolving Buyer's objections. Seller may, but shall not be required to, resolve Buyer's objections. If Buyer and Seller have not agreed in writing upon the manner of resolving Buyer's objections as provided in this Section, this Agreement shall automatically terminate; whereupon the Deposits shall be refunded to Buyer.

14. PROPERTY TITLE.

14.1 Condition of Title. Unless Buyer owns the Lot on the date of Acceptance, Seller represents that Seller has fee title to the Property and will convey good and marketable title to Buyer at Settlement by general warranty deed. The Residence will be delivered to Buyer at Settlement, free and clear of preconstruction and construction liens and claims for such liens. Buyer agrees however, to accept title to the Property subject to the subdivision plat; governmental restrictions; easements; deed restrictions; CC&Rs; rights of way; prior reservations of subsurface rights; and subject to the contents of the commitment for title insurance as agreed to by Buyer under Section 13. Unless Buyer owns the Lot on the date of Acceptance, Seller will pay off by Settlement all mortgages, trust deeds, judgments, preconstruction liens, construction liens, tax liens and warrants, except for the prorated amounts to be paid by Buyer as part of Settlement.

14.2 Recording. Buyer shall not record this Agreement or any notice of this Agreement. Seller shall be entitled to record a separate deed restriction against the Property for any applicable contractual provision restricting occupancy, parking, general use, or resale of the Property as set forth in this Agreement. Buyer further acknowledges and agrees that Buyer has had an opportunity to request an advanced copy of the deed restriction and expressly waives any right to object to, or challenge, the enforceability of the deed restriction at any time after the Due Diligence Deadline identified in Section 39. This provision shall survive Settlement.

14.3 Assent to CC&Rs. By execution of this Agreement, Buyer agrees that it, its successors, and assigns, shall be bound by all CC&Rs, homeowners association documents, plats, easements, affidavits, description addenda, along with all other documents and instruments applicable to the Property, whether Buyer has actual or constructive notice of such documents or instruments. The CC&Rs may include, by way of example and not of limitation, obligations of Buyer to pay homeowners association fees and assessments, which fees and assessments are subject to change without notice; responsibilities regarding maintenance and use of the Common Elements; landscaping, architectural, and design review authority; easements affecting the Property; exterior maintenance responsibilities; and insurance obligations. Buyer acknowledges that it has been given the opportunity to completely review the CC&Rs in consultation with its own independent counsel. The provisions of this Section shall survive Settlement.

14.4 Estimate of Taxes. The Property has not been assessed for taxes to include the Residence and other improvements. Therefore, any amount used to represent taxes for the Property are only an estimate of the actual amount.

Initial JT (initials) 12/14/2024 (date) Arrived Holdings Inc

Initial (initials) 12/16/2024 (date) Seller

15. PROPERTY DISCLOSURES.

15.1 General Disclosure. Buyer acknowledges that, other than provided herein, there are no property condition disclosures for the Property because the Residence is new construction and has never been occupied.

15.2 Radon Disclosure. Radon is a naturally-occurring radioactive gas that cannot be detected with the human senses. When accumulated in sufficient quantities in a building, such as a residence, radon may present health risks to persons exposed to it. Radon is in the soil and air everywhere in varying amounts. Every building has the potential to enclose elevated levels of radon. Levels of radon that exceed federal and state guidelines have been found in many buildings throughout Utah and the United States, with over thirty-five percent of tests in Utah showing radon levels equal to or greater than 4 picocuries per liter (pCi/L). More information on radon, its risks, testing options, and mitigation are available from the Utah Department of Environmental Quality and the United States Environmental Protection Agency. Preconstruction soil testing, if conducted, cannot rule out the possibility that elevated radon levels will exist following construction of the Residence. Moreover, because radon levels vary from building to building and can be strongly affected by non-geological factors, including but not limited to weather, lifestyle, building construction, and building maintenance, radon test results for any building do not necessarily provide a good indication of whether elevated radon levels will exist in a neighboring building. Buyer acknowledges that Seller has not performed any tests to detect the presence or level of radon on or around the Property or the Residence. Buyer further acknowledges that Seller makes no representations of any kind regarding the present or future existence of radon or about acceptable levels of radon in or around the Property or the Residence. Without limiting any other limitations on warranties provided or to be provided by Seller in this Agreement, BUYER ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER DISCLAIMS AND BUYER WAIVES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF WORKMANSHIP, HABITABILITY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING RADON. Buyer releases Seller from any present or future claims or liability of any kind that Buyer may ever have against Seller that in any way arise out of or relate to the existence of radon in or around the Property or the Residence, including but not limited to any expenses Buyer may incur for radon reduction or mitigation efforts. The provisions of this Section shall survive Settlement.

15.3 Mold Disclosure. Mold is an organic substance found both in and outdoors. Mold can result from many things, including, but not limited to, moisture inside a building, the products used to construct the building, existing property conditions, items brought into the building after construction is complete, and use of the building. Exposure to some molds has been alleged to be associated with a wide range of physical, cognitive and psychiatric symptoms. Such mold may be found on the Lot or in the Residence without the actual knowledge of Seller. Buyer agrees that this REPC is not made contingent upon, nor subject to, a mold test or inspection for the presence of mold on the Lot or in the Residence. The Parties to this REPC agree and recognize that Seller makes no warranties with respect to the current or future existence of mold on the Lot or in the Residence. Moreover, the Parties to this REPC agree and recognize that Buyer expressly waives any and all warranties, whether express or implied, with respect to the current or future existence of mold on the Lot or in the Residence. In addition, Buyer shall hold harmless the Seller, its agents, directors, employees, successors and assigns, from any actions, claims, costs, judgments, liabilities, losses or damages, whether suffered in person or in property, in connection with the discovery at any time now or in the future of mold, or any substance related thereto, on the Lot or in the Residence. IT IS THE INTENT OF THE BUYER THAT THIS SHALL CONSTITUTE A FULL AND COMPLETE WAIVER OF ALL CLAIMS, KNOWN AND UNKNOWN, AGAINST THE SELLER, THAT IN ANY WAY RELATE TO MOLD ON THE LOT OR IN THE RESIDENCE. The provisions of this Section shall survive Settlement.

15.4 Soils Disclosure. Buyer hereby acknowledges that Seller has advised Buyer and Buyer understands that soils in Utah, including those on the Property, under the Residence, and under Common Elements (a) may shift, expand, or collapse, resulting in movement of all or portions of the Residence or resulting in damage to the Residence, (b) may be adversely affected by moisture contacting those soils from, by way of example and not of limitation, landscape sprinklers, downspouts, runoff, changes to grading, and utilities. Soils investigations and other tests may have been made in the vicinity of the Property, and Buyer acknowledges that it has been given the opportunity to completely review reports of these investigations and other tests. By execution of this Agreement, Buyer accepts (x) the soils on the Property, under the Residence, and under Common Elements, and (y) the design of the foundation and slabs of the Residence for those soils. BUYER ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER DISCLAIMS AND BUYER WAIVES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF WORKMANSHIP, HABITABILITY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING SOILS ON THE PROPERTY, UNDER THE RESIDENCE, AND UNDER COMMON ELEMENTS. The provisions of this Section shall survive Settlement.

15.5 Survey. Seller will not provide a survey of the Property. Any property corners marked by survey stakes during construction of the Residence or Subdivision improvements may be inadvertently covered or removed. Seller is not obligated to remark such corners. If Buyer elects to have a survey, then Buyer shall hire an independent surveyor at Buyer's expense. The provisions of this Section shall survive Settlement.

15.6 Other Disclosure Materials. Seller has provided or will provide Buyer with access to a Dropbox folder containing important additional information, disclosures, and waivers regarding the Property that Buyer is purchasing (the "**Dropbox Folder**"). It is incumbent on Buyer to promptly review the materials in the Dropbox Folder, and to periodically review such materials prior to the Closing of Buyer's purchase of the Property as updates, amended documents, and additional materials will likely be added to the Dropbox Folder prior to such Closing. By closing on the Property purchase, Buyer shall be deemed to have knowledge of, and to have reviewed, approved, and accepted, all disclosures, materials, and waivers contained in the Dropbox Folder regardless of whether Buyer actually accesses and reviews the same. Buyer shall have no right to object to or challenge the Dropbox Folder materials after the Closing of Buyer's purchase of the Property.

16. WARRANTIES.

16.1 Home Warranty. Buyer acknowledges receipt from Seller at the time of execution of this Agreement of a copy of the terms, conditions, and limitations of the third-party home warranty, selected by Seller, which shall be paid for by the Seller for the benefit and protection of the Property being purchased by Buyer ("**Home Buyers Warranty**"). The Home Buyers Warranty shall be effective upon Settlement. Buyer agrees that the construction performance guidelines set forth in the Home Buyers Warranty are the sole and exclusive construction standards applicable to the Residence, and such performance guidelines supersede all manufacturer's installation instructions,

Initial: JT (initials) 12/14/2024 (date) — Arrived Holdings Inc

Initial: [signature] (initials) 12/16/2024 (date) — Seller

manufacturer's recommendations, and industry standards. The parties hereby acknowledge and agree that (a) Seller providing the Home Buyers Warranty at Settlement is a material consideration of this Agreement and is a material inducement to Buyer to agree to the provisions of Section 27 of this Agreement; and (b) Section 27 is a material inducement to Seller to agree to the provisions of this Section. The provisions of this Section shall survive Settlement.

16.2 Exclusion of Other Warranties. The Home Buyers Warranty is in substitution of any and all other warranties or remedies otherwise available to Buyer, in law or in equity, express or implied. Except for the Home Buyers Warranty and Seller's obligation to complete, correct, or replace work appearing on the Buyer Inspection Form referenced in Section 7.3, upon Settlement, Seller conveys the Residence, the Property, and the Common Elements to Buyer "AS IS, WHERE IS," AND BUYER ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER OTHERWISE DISCLAIMS AND BUYER WAIVES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF WORKMANSHIP, HABITABILITY, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE RESIDENCE, THE PROPERTY, AND THE COMMON ELEMENTS.

16.3 Material Inducements. The parties hereby acknowledge and agree that (a) Seller providing the Home Buyers Warranty at Settlement is a material consideration of this Agreement and is a material inducement to Buyer to agree to the provisions of Subsection 16.2 and Section 27 of this Agreement, and (b) Subsection 16.2 and Section 27 are material inducements to Seller to provide the Home Buyers Warranty. The provisions of this entire Section 16 shall survive Settlement.

17. ACCESS. Buyer agrees that during construction of the Residence, Seller and Seller's contractor shall have unrestricted right to access the Property for the purpose of construction of the Residence and any necessary subdivision improvements. Buyer shall have the right to access the Property for reasonable inspection of the Residence, but only when coordinated in advance with Seller or the Seller's Agent. However, Seller reserves the right to limit Buyer's access to the Property to not hinder, interfere, or delay the work. Buyer assumes all risks and liability associated with and shall exercise extreme caution when accessing the Property during construction of the Residence. Buyer acknowledges that construction sites are inherently dangerous. To the fullest extent permitted by law, Buyer shall indemnify and hold harmless Seller and Seller's contractors, agents, employees, and representatives from and against any and all claims, demands, suits, and causes of action, including but not limited to attorney fees and costs, arising out of or relating to the death, injury, or other damage to Buyer and anyone for whom Buyer is responsible, including but not limited to Buyer's invitees, occurring during construction of the Residence, except to the extent such damage results from the sole negligence of Seller or Seller's contractor.

18. OPTIONS.

18.1 Architectural Design Path Process. If Seller shall cause the Residence to be constructed, Seller may, in its sole discretion, allow Buyer to request modifications to the floor plans and elevations of the Residence through Seller's Architectural Design Path Process (**"ADP Process"**) and consistent with Seller's Architectural Design Path Policy. Buyer's selections and decisions during the ADP Process may, subject to the last sentence of Section 19, change the Substantial Completion Deadline and the Purchase Price. If Buyer participates in the ADP Process, by the ADP Process Start Date, Buyer shall meet with Seller's Architectural Designer. Seller will construct the Residence in general conformance with the completed ADP Process, subject to modifications. If Buyer does not complete the ADP Process by the ADP Process Deadline referenced in Section 39, Seller may declare Buyer in default and proceed in accordance with Section 26.1. At the time of finalizing changes made in the ADP Process, all changes shall be memorialized in a Customization Summary. Buyer shall make an Options Deposit with Seller at the time of reviewing the Customization Summary in the amount of 30% of the cost of all options selected through the ADP Process. These options will not count toward Option Total referenced in Section 18.2. The remainder of the cost shall be due at Settlement.

18.2 Design Studio. If Seller shall cause the Residence to be constructed, by the Design Studio Finalization Deadline referenced in Section 39, Buyer shall meet with Seller in Seller's Design Studio to make all selections for the design of the Residence (color, grade, and type of finishing materials, including appliances, floor coverings, fixtures, cabinets; etc.), which selections shall be memorialized in a Summary of Finalized Selections. Buyer's selections may, subject to the last sentence of Section 19, change the Substantial Completion Deadline and the Purchase Price. Buyer shall make an Options Deposit with Seller at the time of reviewing the Summary of Finalized Selections in an amount equal to: (a) 20% of the cost of all options which, in the aggregate, total more than $10,000 but less than $50,000, (b) 50% of the cost of all options which, in the aggregate, total $50,000 or more, and (c) 20% of the cost of all basement finishes. The remainder of the cost shall be due at Settlement. Seller will construct the Residence in general conformance with the Summary of Finalized Selections, subject to modifications. Seller makes no representation of the number of stairs from: (a) the garage floor into the home; (b) ground level to the front porch; (c) rear deck or landing to ground level/patio; (d) basement exit (if applicable) to ground level/patio. If Buyer does not make selections in Seller's Design Studio as set forth above by the Design Studio Finalization Deadline referenced in Section 39, Seller may declare Buyer in default and proceed in accordance with Section 26.1.

19. SUBSTANTIAL COMPLETION. The Residence shall be considered to have reached "**Substantial Completion**" when permanent or temporary occupancy of the Residence is allowable under the rules, ordinances, and laws of the appropriate authority having jurisdiction over the Residence. In the absence of such governmental regulations, Substantial Completion shall be when the Residence is ready for occupancy and only minor work remains to be completed, corrected or replaced. The following applies if Seller shall cause the Residence to be constructed: The Buyer acknowledges and understands that Seller makes no representations of dig date and that the Substantial Completion Deadline is only an estimate of when Substantial Completion may occur and is referenced in Section 39. Buyer acknowledges that Buyer should not rely on the Substantial Completion Deadline, and Seller makes no warranty or guarantee regarding any Substantial Completion date. Seller shall provide Buyer with written notice of Substantial Completion after the Residence has reached Substantial Completion. In the event the Residence has not reached Substantial Completion by the Substantial Completion Deadline for any reason whatsoever, the Substantial Completion Deadline shall be automatically extended for such time as is necessary, in Seller's reasonable discretion, to complete the Residence.

Initial JT (initials) 12/14/2024 (date) Arrived Holdings Inc

Initial JWT (initials) 12/16/2024 (date) Seller

19.1 Landscaping and Fencing. To the extent Seller has agreed to install landscaping and/or fencing (collectively "Landscaping") in connection with the Residence and such Landscaping is not installed by Settlement, Seller agrees to complete installation of Landscaping within twelve (12) months of Settlement.

20. TERMINATION. Whenever this Agreement is terminated pursuant to a specific provision of the Agreement; (a) Buyer shall forfeit all rights under this Agreement, except any rights specifically provided in the Section allowing termination, and all contractual rights in the Property, if any; (b) Seller may immediately remarket and resell the Properly, without giving Buyer any further notice; and (c) all executory obligations of the parties under this Agreement shall terminate. A termination permitted to be made under this Agreement shall be effective from the date that notice of the termination is given, whether or not the recipient of the notice consents to such termination.

21. PROTECTION AGAINST LIENS AND CIVIL ACTION. Notice is hereby provided in accordance with Section 38-11-108 of the Utah Code that under Utah law, Buyer may be protected against liens being maintained against an "owner-occupied residence" and from other civil action being maintained to recover monies owed for "qualified services" performed or provided by suppliers and subcontractors as a part of this Agreement, if and only if the conditions required by law are satisfied, including the following: (a) Buyer must enter into a written contract with either an "original contractor" who is properly licensed or exempt from licensure, or with a "real estate developer," and (b) Buyer must pay Seller in full in accordance with this Agreement and any written amendments to this Agreement. Buyer must be the owner of an owner-occupied residence that is a detached single family unit or duplex.

22. AUTHORITY OF SIGNERS. If Buyer or Seller is a corporation, partnership, trust, estate, limited liability company, or other entity, the person executing this Agreement on its behalf warrants his or her authority to do so and to bind Buyer or Seller.

23. MULTIPLE BUYERS. If more than one person or entity enters into this Agreement as Buyer, then (a) all of the persons and entities comprising Buyer shall be jointly and severally liable for the obligations of Buyer under this Agreement; (b) notice to any one of the persons or entities comprising Buyer shall be deemed to be notice to all of the persons and entities comprising Buyer; and (c) all persons and entities comprising Buyer shall be bound by any document related to this Agreement that is signed by one or more of the persons or entities comprising Buyer.

24. RESTRICTION ON SALE. Buyer agrees that for a period of one (1) year from the Settlement date, Buyer will not advertise, list, offer for sale, convey title, or enter a contract to convey title to the property to anyone other than Seller, whether by a formal listing or other means, without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion. If Buyer violates this provision, Buyer shall be liable to Seller for the difference between the Purchase Price and the price at which Buyer offers or sells the Property to any third-party. Buyer understands that this provision is of material importance to Seller, and that Seller would not be willing to sell the Property to Buyer without the protections provided to Seller by this provision. Buyer acknowledges and agrees that the provisions of this section shall be incorporated into an express deed restriction consistent herewith or in a separately recorded notice of sale restriction that Seller may file of record against the Property prior to or after the Settlement date. Buyer further acknowledges and agrees that Buyer has had an opportunity to request an advanced copy of the deed restriction and the notice of sale restriction, and Buyer expressly waives any right to object to, or challenge, the enforceability of the deed restriction or notice of sale restriction at any time after the Due Diligence Deadline identified in Section 39. Notwithstanding any language to the contrary in this Agreement, the one (1) year sale restriction set forth above shall not apply nor shall it have any force or effect if the Property is encumbered by a government backed loan with requirements that disallow or prohibit the sale restriction. For purposes of the preceding sentence, a "government backed loan" means a loan that is insured by the Federal Housing Administration or guaranteed by the Department of Veteran's Affairs.

24.1 RESTRICTION ON RENTING. Buyer hereby declares its intention to (check one): ☐ occupy the unit as Buyer's principal residence for a majority of any calendar year; ☐ occupy the unit as Buyer's secondary residence and refrain from renting to third parties; ☒ offer the Residence for independent rental or use to third parties for any portion of a calendar year. Buyer warrants the truthfulness of the foregoing declaration and agrees to update the foregoing declaration if its intention changes at any time prior to or after settlement until all units within the condominium project have been conveyed by Seller to purchasers unaffiliated with Seller. Buyer further acknowledges that failure to abide by the rental restriction provisions in the CC&Rs may result in fines and other enforcement by Seller and/or the HOA. The provisions of this Section shall survive Settlement.

24.2 INVESTOR LIMITS. Seller reserves the right to set Investor Caps (i.e., a maximum number of units that may be rented) per community and per product type, and Seller may refuse acceptance of any contract based on the foregoing Buyer declaration and the current Investor Cap set by Seller. Seller imposed Investor Caps are subject to change at any time without notice in Seller's discretion.

25. COMPLETE CONTRACT. This Agreement, any addenda to this Agreement, and any exhibits to this Agreement constitute the entire contract between Seller and Buyer and supersede and replace any and all prior negotiations, representations, warranties, understandings, and contracts between Seller and Buyer, whether verbal or otherwise. This Agreement cannot be changed except by a subsequent written agreement signed by Buyer and Seller. Further, Buyer and Seller each acknowledge and agree (a) that in entering into this Agreement, each is not relying on any warranties, representations, documents, information, or statements made or given by the other relating to the Property, the Residence, or the transaction that is the subject of this Agreement, other than those warranties, representations, documents, information, or statements expressly set forth herein; (b) that there are no oral collateral agreements relating to the Property, the Residence, or the transaction that is the subject of this Agreement; and (c) that all prior discussions and negotiations relating to the Property, the Residence, or the transaction that is the subject of this Agreement have been and are merged, integrated into, and superseded by this Agreement.

26. DEFAULT PRIOR TO SETTLEMENT.

26.1 Buyer Default. If Buyer defaults on any obligation under this Agreement prior to Settlement, then Seller may notify Buyer of the default and may provide Buyer with an opportunity to cure the default. In any event, if Buyer defaults, following any applicable grace

Initial JT 12/14/2024 Initial [signature] 12/16/2024
(initials) (date) (initials) (date)
Arrived Holdings Inc Seller

or cure period, Seller may elect one of the following remedies in its sole and absolute discretion: (a) terminate this Agreement and retain the Deposits as liquidated damages; (b) maintain the Deposits and seek specific performance of this Agreement; or (c) return the Deposits to Buyer and pursue any other remedies available at law.

26.2 Seller Default. If Seller defaults on any obligation under this Agreement prior to Settlement, then Buyer shall notify Seller in writing of the default, and Seller shall have thirty (30) days to cure the default to Buyer's reasonable satisfaction. If Seller fails to cure such default to Buyer's reasonable satisfaction within such 30-day period, Buyer may terminate this Agreement by providing written notice of termination to Seller, in which event Buyer shall be entitled to receive a full refund of the Deposits as Buyer's sole and exclusive remedy. In no event shall Seller be liable to Buyer for specific performance or any consequential damages or other damages as a result of a default by Seller. Buyer hereby irrevocably waives and releases Seller from all legal and equitable remedies other than the right to receive a full refund of the Deposits as allowed under this provision.

27. CLAIMS.

27.1 Limits on Claims. Any claim by Buyer against Seller for judicial, arbitral, or administrative relief for acts, errors, omissions, or breach arising out of or related to the design or construction of the Residence, design or construction of the Common Elements, improvements to the Property, the sale of the Property, or this Agreement, whether based in tort, contract, warranty, strict liability, indemnity, contribution, or other source of law (each individually, a "**Claim**" and collectively "**Claims**"), shall be commenced within two (2) years of Substantial Completion of the Residence. Buyer waives all Claims not asserted within this time. This Section is expressly intended to set forth a period of repose enforceable under Section 78B-2-225(9) of the Utah Code and to reduce the periods of limitation and repose prescribed by Section 78B-2-225 of the Utah Code. Also, Buyer waives all Claims for consequential damages, including but not limited to lost rents, rental expenses, loss of use, financing, stigma, and loss of reputation. To the extent Buyer's damages are covered by insurance or a third-party warranty, including but not limited to the Home Buyer Warranty, Buyer waives all rights against Seller and against Seller's contractors, designers, consultants, agents, and employees for damages. The provisions of this Section shall survive Settlement.

27.2 Latent Defects. After Settlement, if Buyer alleges that the construction of the Residence has any latent defects, as express conditions precedent to asserting any Claim, Buyer shall (a) comply with the terms and conditions of the Home Buyers Warranty, and (b) provide Seller with written notice of all such alleged defects and give Seller sixty (60) days to correct such alleged defects. The providing of notice and opportunity to cure shall not extend the period in which a Claim must be commenced under Section 27.1. The provisions of this Section shall survive Settlement.

27.3 Mandatory Mediation. Buyer and Seller shall participate in mediation in a good-faith effort to resolve any and all Claims before pursuing any other venues or methods of dispute resolution. Unless the parties mutually agree otherwise, the mediation shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of this Agreement. A request for mediation shall be made in writing and delivered to the other party. The request may be made concurrently with the filing of a complaint or other appropriate demand for binding dispute resolution but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of sixty (60) days from the date of filing, unless stayed for a longer period by agreement of the parties or court order. The parties will jointly select an acceptable mediator and share equally in the cost of such mediation. The provisions of this Section shall survive Settlement.

27.4 Arbitration. Claims not resolved by mediation shall be subject to the arbitration provisions of the Home Buyers Warranty. The provisions of this Section shall survive Settlement.

27.5 Seller's Right to Repurchase. If Buyer alleges that the design or construction of the Residence has any defects (latent or otherwise) or if Buyer asserts a Claim against Seller, Seller has the right, but not the obligation, in Seller's sole discretion, to repurchase the Property from Buyer at any time after the allegation or Claim is asserted, by providing Buyer with written notice of Seller's exercise of such repurchase right ("**Repurchase Notice**"). However, Buyer shall have the right, but not the obligation, to nullify Seller's Repurchase Notice by providing Seller with a written notice ("**Repurchase Nullification Notice**") no later than thirty (30) days after Buyer's receipt of the Repurchase Notice, waiving and releasing all Claims, in which case, (a) Buyer shall be deemed to have irrevocably waived and released all Claims, asserted and unasserted, known and unknown, against Seller, (b) the Repurchase Notice shall be of no further force or effect, and (c) Buyer shall have no further Claims or rights arising out of or relating to this Agreement or the Residence. If Seller elects to repurchase the Property from Buyer within the first year after Settlement, the price for the repurchase shall be equal to the Purchase Price, plus the Buyer Cost Increase (defined below), if any. Thereafter, if Seller elects to repurchase the Property from Buyer, the price for the repurchase shall be equal to the Purchase Price plus (a) two percent (2%) of the Purchase Price for each full year after the anniversary of the date of Settlement, and (b) the Buyer Cost Increase, if any. "**Buyer Cost Increase**" means the increase in the cost value of the Property above the Purchase Price, as reasonably evidenced by Buyer to Seller's satisfaction, from documented improvements to the Property, paid for by Buyer, which improvements must have been constructed or installed by Buyer or Buyer's third-party contractor(s) after Settlement in accordance with applicable law and with required permits. The Buyer Cost Increase shall be equal to the actual costs paid by Buyer for such qualifying improvements. If Seller elects to repurchase the Property from Buyer, and Buyer does not issue a timely Repurchase Nullification Notice, closing for the repurchase and payment from Seller to Buyer for the price of the repurchase shall be made within sixty (60) days of the date of Seller's Repurchase Notice, and the payment shall be Buyer's sole and exclusive remedy for all Claims and defects. Buyer shall convey the Property to Seller by a deed substantially in the form used by Seller to convey the Property to Buyer on the date of Settlement; provided however, that Buyer shall convey the Property to Seller free and clear of any mortgages, deeds of trust, judgments, preconstruction liens, construction liens, tax liens and warrants, other monetary encumbrances, tenancies, licenses, and/or parties in possession. Any personal property, furniture, fixtures, or equipment remaining on the Property as of the date of the repurchase closing shall be deemed to be the property of Seller, effective as of the repurchase closing date. Effective as of the repurchase closing date, Buyer shall be deemed to have assigned, to the extent assignable, any and all right, title, and interest of Buyer in any entitlements, permits, governmental approvals, development rights, warranties, and any appurtenances and/or any intangible property located on or associated with the Property. Buyer shall cooperate with Seller in effecting the repurchase, and, upon reasonable request from Seller, shall execute any reasonable documents, including without limitation, assignments of warranties or intangibles or bills of sale, which are reasonably required to effect the agreements described in this Section in connection with such repurchase. Any escrow fees, transfer taxes, recording cost, or

JT (initials) 12/14/2024 (date) Arrived Holdings Inc

(initials) 12/16/2024 (date) Seller

other closing costs payable in connection with such repurchase shall be paid in accordance with this Agreement; provided however, that in connection with any such repurchase, Seller shall be responsible for the costs and charges applicable to Buyer at Settlement, and Buyer shall be responsible for the costs and charges applicable to Seller at Settlement. Any taxes and assessments, and any utility charges or other pro-ratable items, shall be prorated as of the date of the repurchase closing. Buyer shall be solely responsible to pay off any liens or other monetary encumbrances against the Property, including any loan termination or prepayment penalties. The provisions of this Section shall survive Settlement. The provisions of this Section are a material part of the parties' agreement. Seller would not be willing to sell the Property to Buyer without the benefits and protections provided to Seller under this Section.

27.6 Disparagement. In consideration for the purchase of the Property and Seller providing the Limited Warranty, Buyer expressly covenants and agrees not to disparage Seller in any public or private format including, but not limited to, any social media application, website, public or private meeting, advertisement, or any other public means regarding the construction, habitability, workmanship, or any other condition of the Property or provision of this REPC. For purposes of this Section "disparage" shall mean any negative statements, reviews, comments, feedback, whether written or oral about Seller which could reasonably adversely affect Seller's reputation. The Parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure to comply with this Section. It is the intent of the Parties that in the event it is established that Buyer has breached this Section, such breach shall constitute a full and complete waiver of all claims, known and unknown, including, but not limited to express warranties, warranties of workmanship, habitability, merchantability, and fitness for a particular purpose, against Seller. Accordingly, in addition to waiving all Claims against Seller, Buyer's breach of this Section shall nullify and terminate Seller's obligations under the Limited Warranty described in Section 16.1. Furthermore, the Parties hereby agree that in the event of Buyer's breach of this Section, that liquidated damages of $2,500.00 shall be immediately due and payable from Buyer to Seller. The provisions of this Section shall survive Settlement.

27.7 Release and Indemnity. Buyer shall release and indemnify Seller and hold Seller harmless from and against any and all losses, damages, claims, injuries, causes of action, demands, obligations, costs, and expenses arising out of or relating to the use, occupancy or possession of the Property, or actions taken on or improvements made to the Property, by the Buyer or any of the Buyer's family members, agents, guests, tenants, invitees, suppliers, contractors and representatives. Buyer further agrees to indemnify Seller and hold Seller harmless from and against any and all losses, damages, claims, injuries, causes of action, demands, obligations, costs, and expenses arising out of or relating to the operation, maintenance, construction, repair or replacement of any portion of the Property or common areas on the part of any homeowners association. Additionally, Buyer agrees to indemnify Seller and hold Seller harmless from and against any and all losses, damages, claims, injuries, causes of action, demands, obligations, costs, and expenses arising out of any claims caused by or resulting from the alleged breach of any fiduciary duties on the part of any board of directors/trustees to any homeowners association.

27.8 Material Inducements. The Parties hereby acknowledge and agree that the provisions contained in this Section 27 are material inducements for Seller to sell the Property to Buyer and to provide Buyer the Limited Warranty. Buyer hereby accepts and agrees to be bound by all of the provisions of this Section 27 as part of the consideration Buyer is providing for the purchase of the Property and Limited Warranty. The provisions of this entire Section 27 shall survive Settlement.

27.9 Attorney Fees. In the event of litigation or binding arbitration to enforce this Agreement, or relating to any alleged breach or default of this Agreement, the prevailing party shall not be entitled to an award of its costs, attorney fees, or expert witness fees. Buyer and Seller agree that they shall each be responsible for payment of their own attorney fees, costs, and expert fees regardless of which party prevails in such litigation or binding arbitration. The provisions of this Section shall survive Settlement.

28. GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its choice of law provisions. The parties fully negotiated and contributed to this Agreement. Accordingly, if there is an ambiguity in this Agreement, it should not be resolved against any particular party, but rather it should be resolved by a fair reading of what this Agreement was intended by the parties to provide. The provisions of this Section shall survive Settlement.

29. NOTICES. All notices required under this Agreement must be: (a) in writing; (b) signed by the party giving notice; and (c) received by the other party, or their respective agent, or by the brokerage firm representing the other party, no later than the applicable date referenced in this Agreement. A written memorandum of Seller evidencing verbal notice shall be conclusive evidence of the date on which such notice is given. Seller may confirm a verbal notice in writing, but such confirmation shall not extend the date given in the verbal notice.

30. NO ASSIGNMENT. This Agreement and the rights and obligations of Buyer hereunder are personal to Buyer. This Agreement, the rights and obligations of Buyer hereunder, Claims, and other causes of action arising out of or relating to this Agreement may not be assigned by Buyer without the written consent of Seller, which may be withheld in Seller's sole discretion. The provisions of this Section shall survive Settlement. Seller, however, shall have the right to convey the Property and assign this Agreement without notice to or consent from Buyer, so long as such conveyance and assignment are made to an affiliate of Seller. If Seller makes such a conveyance and assignment to one of its affiliates, Seller shall be relieved of any obligations under this Agreement as of the date of such conveyance and assignment, and such Seller affiliate shall become liable for the same.

31. NO THIRD PARTY BENEFICIARY. Nothing in this Agreement, the construction of the Residence, or the sale of the Property is intended to or shall create a contractual relationship with or a cause of action in favor of a third party against Seller.

32. WAIVER. The waiver by Seller of any right granted to it under this Agreement shall not be deemed to be a waiver of any other right granted hereunder, nor shall it be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.

33. ADDITIONAL ACTS. The parties agree to execute and deliver such additional documents and to perform such additional acts as any party may reasonably request or as may be reasonably necessary or appropriate to effectuate, consummate, or perform any of the terms, provisions, or conditions of this Agreement.

Initial JT (initials)	12/14/2024 (date)	Initial (initials)	12/16/2024 (date)
Arrived Holdings Inc		Seller	

34. TIME IS OF THE ESSENCE. Time is of the essence regarding the dates set forth in this Agreement and in performing the terms and conditions of this Agreement. Extensions must be agreed to in writing by Buyer and Seller. Unless otherwise explicitly stated in this Agreement: (a) performance under each Section of this Agreement referencing a date shall absolutely be required by 5:00 PM Mountain Time on the stated date; and (b) the term "days" and "calendar days" shall mean calendar days and shall be counted beginning on the day following the event triggering the timing requirement (e.g., Acceptance). Performance dates and times referenced in this Agreement shall not be binding on title companies, lenders, appraisers and others not parties to this Agreement, except as otherwise agreed to in writing by such non-party.

35. NO FIDUCIARY RELATIONSHIP. Nothing in this Agreement shall create a fiduciary duty, obligation, or relationship between Buyer and Seller. Buyer acknowledges that this Agreement has been entered into at arms' length and for full and fair consideration. Buyer was provided the opportunity to read all of the terms and conditions of this Agreement, Buyer is not relying on statements made by Seller as to the legal significance or binding nature of any of the terms or conditions of this Agreement, and Buyer has been given the opportunity to perform a complete review of this Agreement in consultation with its own counsel.

36. ELECTRONIC TRANSMISSION AND COUNTERPARTS. Electronic transmission (including email and fax) of a signed copy of this Agreement, any addenda and counteroffers, and the retransmission of any signed electronic transmission shall be the same as delivery of an original. This Agreement and any addenda and counteroffers may be executed in counterparts.

37. HEADINGS. The headings in this Agreement are for reference only and shall not limit or define the meaning of any provision in this Agreement.

38. SEVERABILITY. Each of the provisions of this Agreement is independent of one another. Any provision of this Agreement found to be unenforceable shall be severed from the remaining terms and conditions, and the remainder of the terms and conditions shall be enforced to the full extent allowed in law or equity, so long as removing the severed provision does not materially alter the overall intent of the parties. Any unenforceable provision of this Agreement shall be re-written by the court or other tribunal interpreting the same such that it is then enforceable and most closely approximates the intent of the Parties.

39. CONTRACT DEADLINES. Buyer and Seller agree that the following deadlines shall apply to this Agreement:

a. **Application Deadline:** 3 days from Acceptance
b. **Pre-Qualification Deadline:** 7 days from Acceptance
c. **Seller Disclosure Deadline:** 7 days from Acceptance
d. **Due Diligence Deadline:** 7 days from Buyer's receipt of Seller Disclosures
e. **ADP Process Start Date:** 14 days from Acceptance, if applicable
f. **ADP Process Deadline:** 30 days from Acceptance, if applicable
g. **Design Studio Scheduling Deadline:** Buyer must schedule an appointment no later than 7 days from the date Seller contacts Buyer with a request to schedule a design appointment.
h. **Design Studio Appointment Deadline:** Within 30 days of Design Studio Scheduling Deadline, unless extended by Seller in writing due to limited availability or otherwise. If Buyer fails to attend the Design Studio Appointment by the deadline, Seller may declare Buyer in default and proceed in accordance with Section 26.1, or impose a daily fee of $100 until Buyer attends the Design Studio Appointment. The foregoing fee reflects the costs associated with delays in construction, and shall be payable to Seller at Settlement and shall be in addition to the Purchase Price.
i. **Design Studio Finalization Deadline:** 14 days from Design Studio Appointment.
j. **Estimated Substantial Completion Deadline:** 11/15/2024
k. **Settlement Deadline:** 5 days after Substantial Completion, if Seller shall cause the Residence to be constructed, or 01/13/2025, if Seller has caused the Residence to be constructed.

40. OFFER AND TIME FOR ACCEPTANCE. Buyer offers to purchase the Property on the above terms and conditions. If Seller does not accept this offer by 5:00 PM Mountain Time on Dec 27 2024, this offer shall lapse and any Earnest Money Deposit shall be refunded to Buyer.

Signed by: Jeff Talbert on behalf of Arrived Holdings and/or assigns 12/14/2024
Arrived Holdings Inc (date)

ACCEPTANCE/REJECTION/COUNTEROFFER

CHECK ONE:

☐ **ACCEPTANCE OF OFFER TO PURCHASE:** Seller accepts the foregoing offer on the terms and conditions specified above.
☒ **COUNTEROFFER:** Seller presents for Buyer's Acceptance the terms of Buyer's offer subject to the exceptions or modifications as specified in the attached ADDENDUM NO. 2
☐ **REJECTION:** Seller rejects the foregoing offer.

Signed by: [signature] 12/16/2024
Edge Homes Utah LLC (date)

ADDENDUM NO. 1
TO REAL ESTATE PURCHASE CONTRACT

THIS IS AN ☑ ADDENDUM ☐ COUNTEROFFER to that REAL ESTATE PURCHASE CONTRACT (the "REPC") with a Reference Date of 12/13/2024 including all prior addenda and counteroffers, between Arrived Holdings Inc as Buyer, and Edge Homes Utah, LLC as Seller, regarding the Property located at 632 N Hiddleston Way, Saratoga Springs, UT 84045.

The following items are hereby incorporated as part of the REPC:

1. Buyer doing a cash purchase.
2. Buyer will transfer ownership to his LLC at closing.

BUYER AND SELLER AGREE THAT THE CONTRACT DEADLINES REFERENCED IN SECTION 39 OFTHE REPC (CHECK APPLICABLE BOX): ☑ REMAIN UNCHANGED ☐ ARE CHANGED AS FOLLOWS:

To the extent the terms of this addendum modify or conflict with any provisions of the REPC, including all prior addenda and counteroffers, these terms shall control. All other terms of the REPC, including all prior addenda and counteroffers, not modified by this addendum shall remain the same.

Seller shall have until 5:00 PM Mountain Time on Dec 27 2024 to accept the terms of this addendum in accordance with the provisions of Section 36 of the REPC. Unless so accepted, the offer as set forth in this addendum shall lapse.

Signed by: Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns 12/14/2024
Arrived Holdings Inc (date)

ACCEPTANCE/COUNTEROFFER/REJECTION

☐ **ACCEPTANCE:** Seller hereby accepts the terms of this addendum.
☒ **COUNTEROFFER:** Seller presents as a counteroffer the terms of attached ADDENDUM NO. 2 .
☐ **REJECTION:** Seller hereby rejects the foregoing addendum.

Signed by: [signature] 12/16/2024
Edge Homes Utah LLC (date)

Initial: JT 12/14/2024
(initials) (date)
Arrived Holdings Inc

Initial: [initials] 12/16/2024
(initials) (date)
Seller

AFFILIATED BUSINESS ARRANGEMENT DISCLOSURE

Purchaser(s)/Borrower(s): Arrived Holdings Inc
Property: Highridge - SF 269
or any other lot in Highridge - SF
Date: 12/13/2024

This is to give notice that Edge Homes Utah, LLC is an associate of Edge Utah Holdco, LLC. Edge Utah Holdco, LLC has a business relationship with Trident Title Insurance Agency and has an ownership interest as a Member in the amount of 49%. Because of this relationship, this referral may provide financial or other benefit.

Set forth below are the estimated charges or range of charges for the settlement services listed. You are NOT required to use the listed provider as a condition for the purchase, sale or refinance of the subject property. THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

ESTIMATED CHARGES FOR SETTLEMENT SERVICES

Owners Title Insurance*: https://www.tridentutah.com/calc
Lenders Title Insurance Policy:** https://www.tridentutah.com/calc
Escrow Fee - All inclusive: $400.00
Recording Fee ($40 per document): $80.00
*Premium based on purchase price
**Premium based on loan amount

ACKNOWLEDGEMENT

I/We have read this disclosure form and understand that Edge Homes Utah, LLC is referring me/us to purchase the above settlement services from TRIDENT TITLE COMPANY, LLC. and may receive a financial or other benefit as a result of this referral. I further understand and acknowledge that nothing in this disclosure creates a contractual relationship, express or implied, between the undersigned Purchaser/Borrower and Edge Utah Holdco, LLC.

Signed by:
Jeff Talbert on behalf of Arrived Holdings, Inc and/or assigns 12/14/2024
Arrived Holdings Inc (date)

Signed by:
[signature] 12/16/2024
Edge Homes Utah, LLC (date)


OLD REPUBLIC TITLE
Insurance Rate Sheet for
RESIDENTIAL PROPERTY with
Subdivision & Developer Credits
TRIDENT
TITLE INSURANCE AGENCY

State of Utah - Partial Schedule of Fees for the Issuance of Title Policies - Effective 02/13/17

Amount	1-4 Family Residence Homeowner (After Sub. Credit)	1-4 Family Residence EXPANDED Lender
$200,000	$708	$794
$210,000	$732	$821
$220,000	$756	$847
$230,000	$780	$874
$240,000	$803	$901
$250,000	$827	$927
$260,000	$851	$954
$270,000	$875	$981
$280,000	$898	$1,007
$290,000	$922	$1,034
$300,000	$946	$1,061
$310,000	$970	$1,087
$320,000	$994	$1,114
$330,000	$1,017	$1,141
$340,000	$1,041	$1,167
$350,000	$1,065	$1,194
$360,000	$1,089	$1,220
$370,000	$1,112	$1,247
$380,000	$1,136	$1,274
$390,000	$1,160	$1,300
$400,000	$1,184	$1,327
$410,000	$1,207	$1,354
$420,000	$1,231	$1,380
$430,000	$1,255	$1,407
$440,000	$1,279	$1,434
$450,000	$1,302	$1,460
$460,000	$1,326	$1,487
$470,000	$1,350	$1,513
$480,000	$1,374	$1,540
$490,000	$1,397	$1,567
$500,000	$1,421	$1,593
$510,000	$1,433	$1,607
$520,000	$1,445	$1,620
$530,000	$1,457	$1,633
$540,000	$1,469	$1,647
$550,000	$1,481	$1,660
$560,000	$1,492	$1,673
$570,000	$1,504	$1,687
$580,000	$1,516	$1,700
$590,000	$1,528	$1,713
$600,000	$1,540	$1,727
$610,000	$1,552	$1,740
$620,000	$1,564	$1,753
$630,000	$1,576	$1,767
$640,000	$1,588	$1,780
$650,000	$1,599	$1,793
$660,000	$1,611	$1,807
$670,000	$1,623	$1,820
$680,000	$1,635	$1,833
$690,000	$1,647	$1,846
$700,000	$1,659	$1,860

Old Republic National Title Insurance Company makes no express or implied warranty respecting the information presented herein and assumes no responsibility for errors or omissions. The rates listed herein are designed to provide an estimate of title insurance premiums. Said rates have been filed with the Utah Department of Insurance and are effective February 13, 2017. These rates do not include recording fees, escrow or closing fees, fees for endorsements, and other applicable fees, if any. The rate that will apply is typically based on loan amount or purchase price, but may vary depending on the specifics of the transaction due to applicable laws, regulations, and underwriting practices. These rates are subject to change. For a complete schedule of rates or for additional information, please contact an Old Republic Title representative.

Utah Association of REALTORS®
REALTOR®

BUYER DUE DILIGENCE CHECKLIST

EQUAL HOUSING OPPORTUNITY

This is a legally binding document. If not understood, consult an attorney.

THIS BUYER DUE DILIGENCE CHECKLIST is provided by Edge Realty (the "Company"), including David Hodges (the "Agent") to Arrived Holdings Inc (the "Buyer") in connection with the purchase of any property.

NOTICE FROM COMPANY

Buyer is advised that the Company and its agents are trained in the marketing of real estate. Neither the Company nor its agents are trained or licensed to provide Buyer with professional advice regarding the physical condition of any property or regarding legal or tax matters. The Company and its agents strongly recommend that in connection with any offer to acquire any property, Buyer retain the professional services of legal and/or tax advisors, property inspectors, surveyors, and other professionals to satisfy Buyer as to any and all aspects of the physical and legal condition of the property. BUYER IS ADVISED NOT TO RELY ON THE COMPANY, OR ON ANY AGENTS OF THE COMPANY, FOR A DETERMINATION REGARDING THE PHYSICAL OR LEGAL CONDITION OF THE PROPERTY. The following is a general listing of issues that Buyer should consider in evaluating any property. This is not intended to be a comprehensive list of all issues that may be relevant in Buyer's evaluation of a specific property, including any property listed above. This document is, however, intended to direct Buyer's attention to a number of issues that are commonly considered important in the evaluation of any property.

1. BUILDING CODE/ZONING COMPLIANCE: Buyer is advised to consult with local zoning officials to assure that Buyer's intended use of the Property (including, but not limited to, rental and business uses, construction of new improvements and/or the remodel of existing improvements) will comply with local zoning requirements and with any recorded restrictive covenants and conditions. Buyer should determine whether a certificate of occupancy has been issued for the Property and if such certificate is available for inspection. Buyer is also advised to make inquiry at the local building department to determine if building permits and final inspections were obtained for any remodel work at the Property, if applicable. Buyer acknowledges that the Company should not be relied upon for any determination as to any past, present or future building code or zoning restrictions or violations, or as to the suitability of the Property for Buyer's intended use.

2. RENTAL OF PROPERTY: If Buyer intends to use the Property as a rental, Buyer is advised to consult with local zoning officials and to review any applicable restrictive covenants to determine that rental of the Property is a legal use, and does not violate any restrictive covenants. Buyer is also advised to consult with local governmental authorities to determine whether a business or other license is required in order to use the Property as a rental. Buyer acknowledges that the Company should not be relied upon for any determination as to whether rental of the Property is a legal or permitted use.

3. HAZARDOUS WASTE AND TOXIC SUBSTANCES: Buyer is advised to consult with appropriate professionals regarding the possible existence of hazardous wastes and toxic substances on the Property, including, but not limited to, asbestos, radon gas, lead and lead-based paint, and contamination of the Property from the use, storing or manufacturing of any illegal substances including, methamphetamines. Buyer is advised that a variety of federal laws can place strict liability on property owners for hazardous waste management and cleanup of hazardous substances. Buyer is advised of Buyer's obligation to make appropriate inquiries ("due diligence") into past uses of the Property to ascertain the possible existence of hazardous wastes or toxic substances. Buyer acknowledges that the Company should not be relied upon for any determination as to the existence of any hazardous wastes or toxic substances.

4. RADON GAS: The EPA and the Surgeon General have linked exposure to elevated radon levels to an increased risk of developing lung cancer. The Buyer is advised to consult with appropriate professionals to determine if elevated levels of radon gas exist in the Property. Additional information regarding radon is available from the state of Utah at radon.utah.gov and the EPA at epa.gov/radon/.

5. SURVEYING AND STAKING: Buyer is advised that without an accurate survey of the Property, Buyer cannot be certain as to the boundaries of the Property, or that any improvements on the Property are not encroaching upon adjoining parcels of property, or that improvements located on adjoining parcels of property do not encroach onto the Property. Walls and fences may not correspond with legal boundary lines for the Property. Buyer acknowledges that the Company should not be relied upon for any determination as to the boundaries of the Property or of any encroachments within or over the actual boundaries of the Property.

6. HOME WARRANTY PLANS: Buyer acknowledges that Buyer has been advised by the Company of the availability of Home Warranty Plans which provide limited warranties for certain home appliances and certain components of the Property after Closing.

7. FLOOD ZONE AND INSURANCE : If the Property is located in a "Flood Zone" as set forth on the H.U.D. "Special Flood Zone Area" map, the mortgage lender may require that Buyer obtain and pay for flood insurance on the Property and its improvements.

Initial JT (initials) 12/14/2024 (date)
Arrived Holdings Inc

8. HOMEOWNERS INSURANCE: Buyer is advised that certain properties, due to location, condition, and/or claims history, may be uninsurable, or may only be insurable at an increased cost. Buyer is also advised that Buyer's credit, insurance claims history, and other issues (such as specific kinds of pets), may be factors in determining the availability and cost of homeowners insurance. Buyer is advised to consult directly with insurance companies of Buyer's choice regarding the availability and costs of homeowner's insurance for the Property.

9. TITLE ISSUES/HOMEOWNER'S ASSOCIATION: Buyer is advised that title insurance companies offer a variety of title insurance policies that provide different levels of coverage. Buyer is advised to carefully review with legal counsel and with the title insurer: (a) the available title insurance coverage; (b) the contents of any Commitment for Title Insurance on the Property; and (c) the contents of all documents affecting the Property that are a matter of public record, including, but not limited to, any restrictive covenants (CC&R's). If the Property is part of a Condominium or other Homeowners Association ("HOA"), Buyer is advised to consult directly with the HOA regarding all HOA matters that may affect the Property, including, but not limited to, existing and proposed budgets, financial statements, present and proposed assessments, dues, fees, reserve accounts, rules, and meeting minutes.

10. PHYSICAL CONDITION: Buyer is advised to consult with appropriate professionals regarding all physical aspects of the Property, including, but not limited to: built-in appliances; plumbing fixtures, lines, fittings and systems; heating, air conditioning systems and components; electrical wiring, systems, appliances and components; foundation; roof; structure; exterior surfaces (including stucco), exterior features and equipment; pool/spa systems and components; any diseased trees or other landscaping; and moisture seepage and damage from roof, foundation or windows. Buyer is advised not to rely on seller, the Company, or any agents of the Company for a determination regarding the physical condition of the Property.

11. SQUARE FOOTAGE/ACREAGE: If the square footage or acreage of the Property is of material concern to Buyer, Buyer is advised to verify the square footage or acreage through any independent sources or means deemed appropriate by Buyer. In the event the Company provides any numerical statements regarding these items, such statements are approximations only. Buyer is advised not to rely on seller, the Company, or any agents of the Company for a determination regarding the square footage or acreage of the Property.

12. UTILITY SERVICES: Buyer is advised to consult with appropriate professionals regarding the location of utility service lines and the availability and cost of all utility services for the Property including, but not limited to, sewer, natural gas, electricity, telephone, and cable TV. Buyer is advised that the Property may not be connected to public water and/or public sewer, and applicable fees may not have been paid. Septic tanks may need to be pumped. Leach fields may need to be inspected.

13. WATER: Buyer is advised to consult with the water service provider for the Property and with other appropriate professionals regarding the source, quality, and availability of water for the Property; and regarding all applicable fees and costs (including, without limitation, connection fees, stand-by fees and service fees), use and regulatory restrictions, and ownership of water rights and water system. Depending upon the location of the Property, the water service provider, and climate conditions, water service to the Property may be interrupted. A well and well system may require inspection. Buyer is further advised that, depending upon the location of the Property, State and local laws may impose specific requirements regarding the source, the capacity, and the quality of water that will service new plat or building permit applications. Such water-related laws may directly impact Buyer's ability to develop the Property and/or obtain a building permit for any improvements to the Property. Buyer is advised to consult directly with applicable State and local authorities, and with legal counsel, regarding the content and potential affects of such water-related laws.

14. GEOLOGIC CONDITIONS: Buyer is advised to consult with appropriate professionals regarding possible geologic conditions at or near the Property. Such geologic conditions may include, but are not limited to, soil and terrain stability, the existence of wetlands, drainage problems, and any building and/or zoning requirements relating to such geologic conditions.

15. MOLD: Buyer is advised to consult with appropriate professionals to determine the possible existence of mold in the Property. Water leaks and water damage to the Property may result in mold that may have adverse health affects. Additional information regarding mold is available through the EPA at: www.epa.gov.

16. HOUSING COMPLIANCE: Buyer is advised to consult with appropriate professionals regarding neighborhood or property conditions including, but not limited to: schools; proximity and adequacy of law enforcement; proximity to commercial, industrial, or agricultural activities; crime statistics; fire protection; other governmental services; existing and proposed transportation; construction and development; noise or odor from any source; and other nuisances, hazards, or circumstances. All properties will be shown without regard to race, color, religion, sex, national origin, handicap or familial status and any other requirements of federal and state fair housing laws.

17. PROPERTY TAXES: Buyer is also advised that, depending upon present use, the Property may be taxed as "Greenbelt". A purchase of the Property may change the Greenbelt status and the amount of property taxes assessed by the County. Such change in Greenbelt status may also result in liability for roll-back taxes. If Buyer has any questions regarding County property tax requirements, Buyer is advised to consult directly with the County Assessor's Office.

18. INCOME TAX/LEGAL CONSEQUENCES: Buyer is advised that this transaction has tax and legal consequences. Buyer is advised to consult with appropriate legal and tax advisors regarding this transaction.

Initial
JT (initials) 12/14/2024 (date)
Arrived Holdings Inc

19. FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT (FIRPTA): In general, the sale or other disposition of a U.S. real property interest by a foreign person as defined in the Internal Revenue Code is subject to income tax withholding under FIRPTA. If FIRPTA applies to the SELLER, the buyer or other qualified substitute may be legally required to withhold and remit to the IRS 10% of the total purchase price for a property at closing. FIRPTA may require Buyer's signature on applicable IRS withholding forms. Failure to comply with FIRPTA may create liability for Buyer and Seller. If FIRPTA applies to this transaction, Buyer and Seller are advised to consult with appropriate legal and tax advisors regarding their rights and obligations under FIRPTA.

20. ENERGY EFFICIENCY: According to the national ENERGY STAR, and other similar energy efficiency programs, utility bills in a typical existing home can be reduced by 20% or more through energy efficiency improvements. A home energy analysis can be provided by certified home energy efficiency professionals to document the energy efficiency levels of an existing home, and also provide recommendations for energy improvements that will reduce utility costs, improve comfort, and improve indoor air quality and safety of a property. Buyer is advised to consult with appropriate energy efficiency professionals regarding any property of interest to the Buyer. Additional information is available at www.energystar.gov.

RECEIPT AND ACKNOWLEDGEMENT OF BUYER

I have carefully reviewed this BUYER DUE DILIGENCE CHECKLIST. I understand my right and the recommendation of the Company to consult with appropriate experts and professionals prior to, or as part of an offer to purchase any property. **I FURTHER UNDERSTAND THAT I HAVE THE RIGHT TO INCLUDE ANY OR ALL OF THE ABOVE ISSUES AS A CONDITION OF MY OFFER TO PURCHASE ANY PROPERTY.**

Signed by:
Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns 12/14/2024
Arrived Holdings Inc (date)

Initial: JT (initials) 12/14/2024 (date)
Arrived Holdings Inc

SELLER'S PROPERTY CONDITION DISCLOSURE (LAND)

This is a legally binding document. If not understood, consult an attorney.

LISTING AGENT - COMPLETE THIS SECTION ONLY!

Name of Seller: Edge Homes Utah, LLC (the "Seller")
Location of Property: Highridge - SF (the "Property")
Listing Brokerage: Edge Realty (the "Company")

NOTICE FROM THE COMPANY

Buyer and Seller are advised that the Company and its agents are trained in the marketing of real estate. Neither the Company nor its agents are trained or licensed to provide Buyer or Seller with professional advice regarding the physical condition of any property or regarding legal or tax matters. The Company and its agents strongly recommend that in connection with any offer to acquire the Property, Buyer retain the professional services of legal and/or tax advisors, property inspectors, surveyors, and other professionals to satisfy Buyer as to any and all aspects of the physical and legal condition of the Property. BUYER IS ADVISED NOT TO RELY ON THE COMPANY, OR ON ANY AGENTS OF THE COMPANY, FOR A DETERMINATION REGARDING THE PHYSICAL OR LEGAL CONDITION OF THE PROPERTY, including, but not limited to: the cost, location, availability and quality of water and water service; the cost, location and availability of utility services; the cost of all utility service connection fees; any environmental issues associated with the Property; the boundaries of the Property; any planning, zoning and building restrictions; any private deed restrictions or other restrictive covenants; or the size or acreage of the Property.

INSTRUCTIONS TO SELLER

SELLER IS OBLIGATED UNDER LAW TO DISCLOSE TO BUYERS DEFECTS IN THE PROPERTY KNOWN TO SELLER THAT MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE PROPERTY THAT CANNOT BE DISCOVERED BY A REASONABLE INSPECTION BY AN ORDINARY PRUDENT BUYER. This disclosure form is designed to assist Seller in complying with these disclosure requirements. Please thoroughly disclose your actual knowledge regarding the condition of the Property. The Company, other real estate agents, and buyers will rely on this disclosure form.

- Complete the remainder of this form.
- Please be specific when describing any past or present issues or defects (location, nature of problem, etc.). Use additional addendum if necessary.
- If a question does not apply to your Property, WRITE "N/A" NEXT TO THE QUESTION.

1. NATURAL GAS, ELECTRICITY, TELEPHONE, CABLE TV

Please describe, to your knowledge, the approximate location of the nearest following utility service lines:

A. Natural Gas: ☐ Located in (Name of Street/Road) ☑ Stubbed to Lot Line ☐ Other (specify)

B. Electricity: ☐ Located in (Name of Street/Road) ☑ Stubbed to Lot Line ☐ Other (specify)

C. Telephone: ☐ Located in (Name of Street/Road) ☑ Stubbed to Lot Line ☐ Other (specify)

D. Cable TV: ☐ Located in (Name of Street/Road) ☑ Stubbed to Lot Line ☐ Other (specify)

2. SEWER/SEPTIC TANK

A. To your knowledge, sewer service for the Property will be provided by (check applicable box):
☑ Public Sewer
☐ Septic Tank

B. If Public Sewer, who is the Public Sewer provider: Saratoga Springs City

C. ☐ Yes ☐ No ☑ N/A If sewer service is Septic Tank, to your knowledge has a percolation test been conducted on the Property?

D. ☐ Yes ☐ No ☑ N/A If a percolation test was conducted, to your knowledge, did the Property pass the test?

Initial: JT (initials) 12/14/2024 (date) Arrived Holdings Inc
(initials) 1/1/2024 (date) Seller

3. CULINARY WATER

A. To your knowledge, culinary water service for the Property will be provided by (check applicable box):
- ☑ Public Water (Name of water service provider): Saratoga Springs City
- ☐ Private Water Company (Name of water service provider):
- ☐ Private Well

NOTE: IF WATER SERVICE WILL BE PROVIDED BY PUBLIC WATER, SKIP TO SECTION 4

B. Private Water Company
1. To your knowledge, what is the approximate location of the nearest private water company water service line?
   ☐ Located in (Name of Street/Road) ☐ Stubbed to Lot Line ☐ Other (specify)
2. ☐ Yes ☐ No ☑ N/A Are the water share certificates in your possession? If yes, please attach a copy.
3. ☐ Yes ☐ No ☑ N/A To your knowledge, are water share assessments paid in full?

C. Private Well
1. ☐ Yes ☐ No ☑ N/A Is a well presently located on the Property?
2. ☐ Yes ☐ No ☐ N/A To your knowledge, is your water right for the well represented by a contract with a special improvement or water conservancy district? If "Yes", what is the number of the district contract?
3. If your water right for the well is not based on a contract with a special improvement or water conservancy district, to your knowledge, what is the State Engineer "Index Number" for your water right?

4. IRRIGATION WATER

A. ☐ Yes ☑ No ☐ N/A Are there any irrigation water rights with the Property?

B. If irrigation water is delivered to you by an irrigation water company, what is the name of the company?

C. ☐ Yes ☑ No ☐ N/A Do you have in your possession water share certificates representing your right to receive and use irrigation water? If "Yes", please attach a copy of any such share certificates.

D. If the irrigation water rights are other than shares in an irrigation water company, to your knowledge, what is the State Engineer "Index Number" or numbers for your irrigation water rights?

E. ☐ Yes ☐ No ☑ N/A Is there an irrigation water source and distribution facility in place for the Property such as canals, ditches or pressurized sprinkler system? If "Yes", what is the name of the water source:

5. SOILS

A. ☐ Yes ☑ No ☐ N/A Are you aware of any settlement or heaving of soil on the Property (collapsible or expansive soils, poorly compacted fill)? If "Yes", please describe, to your knowledge, the nature and location of any settlement or heaving of soil: See cut and fill map and soils report

B. ☑ Yes ☐ No ☐ N/A To your knowledge, is there any fill located on the Property? If "Yes", please describe, to your knowledge, the nature and approximate location of any fill:

C. ☐ Yes ☑ No ☐ N/A Are you aware of any sliding or earth movement on the Property or on any adjoining property (landslides, falling rocks, debris or mud flows)? If "Yes", please describe the nature and location of the sliding or earth movement:

D. ☐ Yes ☑ No ☐ N/A To your knowledge, does any portion of the Property contain any subsurface, man-made debris that has been buried, covered or abandoned, including without limitation, any discarded or abandoned construction materials, concrete footings or foundations, trash, etc? If "Yes", please describe the nature and location of such subsurface debris:

E. Please describe, to your knowledge, any action taken to repair or mitigate any of the issues described 5A, 5B, 5C or 5D:

F. ☑ Yes ☐ No ☐ N/A Are you aware of any geologic, soils, engineering, or environmental reports that have been prepared for the Property? If "Yes", please attach a copy of any such reports in your possession.

6. BOUNDARIES & ACCESS

A. ☐ Yes ☑ No ☐ N/A To your knowledge, is there anything on your Property (such as a fence or any other improvement) that encroaches (extends) onto any adjoining property? If "Yes", please describe, to your knowledge, the nature and approximate location of any such encroachment:

B. ☐ Yes ☑ No ☐ N/A To your knowledge, is there anything on any adjoining property (such as a fence, deck, or any other improvements) that encroaches (extends) onto your Property? If "Yes", please describe, to your knowledge, the nature and approximate location of any such encroachment:

Initial JT 12/14/2024
(initials) (date)
Arrived Holdings Inc

MJ 1/1/2024
(initials) (date)
Seller

C. ☐ Yes ☑ No ☐ N/A Are you aware of any boundary disputes or conflicts involving your Property and any adjoining property or properties? If "Yes", please describe, to your knowledge, the nature of any such boundary disputes or conflicts:

D. ☑ Yes ☐ No ☐ N/A Are you aware of any survey(s) that have been prepared for the Property or any adjoining property or properties? If "Yes", please provide a copy of any such survey(s) in your possession.

E. ☐ Yes ☑ No ☐ N/A Are you aware of any unrecorded easements, or claims for easements, affecting the Property? If "Yes", please describe, to your knowledge, the nature and approximate location of any such easement(s):

F. ☑ Yes ☐ No ☐ N/A To your knowledge, is there direct access to the Property from a public street/road?

G. If direct access to the Property is not from a public street/road, to your knowledge, is there direct access to the Property through (check applicable box): ☐ Private Easement ☐ Private Street/Road ☑ NA

7. FLOODING/DRAINAGE

A. ☐ Yes ☑ No ☐ N/A Are you aware of any flooding or lot drainage issues on the Property? If "Yes", please describe, to your knowledge, the nature and approximate location of any flooding or lot drainage issues:

B. ☐ Yes ☐ No ☑ N/A If there are flooding or lot drainage issues, are you aware of any work done at the Property to mitigate or to prevent any recurrence of any flooding or lot drainage issues? If "Yes", please describe, to your knowledge, any work done at the Property to mitigate or prevent flooding or lot drainage issues:

C. ☐ Yes ☑ No ☐ N/A Are you aware of any wetlands located on the Property?

D. ☐ Yes ☑ No ☐ N/A If you are aware of wetlands on the Property, to your knowledge, has the Property been mapped for wetlands? If "Yes", please provide a copy of any wetlands maps and wetlands permits in your possession.

E. ☐ Yes ☐ No ☑ N/A Are you aware of any action taken to mitigate any wetland issues through the Army Corps of Engineers? If "Yes", please describe, to your knowledge, the nature of any mitigation work done at the Property:

8. ENVIRONMENTAL ISSUES

A. ☐ Yes ☑ No ☐ N/A Are you aware of any past or present hazardous conditions, substances, or materials on the Property, such as methane gas, radioactive material, landfill, mineshaft, buried storage tanks and lines, or toxic materials? If "Yes", please describe, to your knowledge the nature of any such hazardous conditions:

B. ☐ Yes ☑ No ☐ N/A If you are aware of any past or present hazardous conditions, substances, or materials on the Property, are you aware of any work done at the Property to mitigate any such hazardous conditions? If "Yes", please describe, to your knowledge, the nature of any mitigation work:

C. ☑ Yes ☐ No ☐ N/A Are you aware of any environmental reports that have been prepared for the Property? If "Yes", please attach copies of any such reports in your possession.

9. HOMEOWNERS ASSOCIATION

A. ☑ Yes ☐ No ☐ N/A To your knowledge, is the Property part of a Homeowner's Association (HOA)?

B. ☑ Yes ☐ No ☐ N/A If the Property is part of an HOA, does the HOA levy dues or assessments for maintenance of common areas and/or other common expenses?

C. For questions regarding the HOA, including past, present or future dues or assessments, or regarding financial statements, bylaws, HOA meetings and minutes, information may be obtained from the following:
Name: FCS Management
Address: 12159 Business Park Dr #100, Draper, UT 84020
Phone: 801-256-0465
BY SIGNING THIS DISCLOSURE FORM, SELLER AUTHORIZES THE RELEASE OF HOA INFORMATION TO BUYER AND/OR BUYER'S AGENT.

D. HOA FEES

HOA fees (including any transfer fees) are subject to change at any time without notice. This Property benefits from and is subject to a Reinvestment Fee Covenant. A Reinvestment fee covenant obligates a future buyer or seller to pay a fee to the HOA each time a property transfers to a new owner. This fee must be dedicated to benefitting the HOA property – it is not kept or used by the developer. Reinvestment fees are a valuable tool in establishing a sound fiscal basis for the HOA, avoiding special assessments, and funding future maintenance, repairs, or capital improvements.

Initial JT 12/14/2024 (initials) (date) Arrived Holdings Inc

MJ 1/1/2024 (initials) (date) Seller

10. UNPAID ASSESSMENTS

A. ☐ Yes ☑ No ☐ N/A Are you aware of any HOA, municipal, special improvement district or other assessments that are presently owing against the Property? If "Yes", please describe, to your knowledge, the nature and amount of any such unpaid assessments:

B. ☐ Yes ☑ No ☐ N/A Are you aware of any HOA, municipal, or special improvement district assessments that have been approved but not yet levied against the Property? If "Yes", please describe, to your knowledge, the nature and amount of any such approved, but not yet levied, assessments:

11. MISCELLANEOUS

A. ☐ Yes ☐ No ☑ N/A To your knowledge, is any portion of the Property presently assessed, for property tax purposes, as "Greenbelt"?

B. ☐ Yes ☑ No ☐ N/A Are you aware of any existing or threatened legal action affecting the Property? If "Yes", please describe, to your knowledge, the nature of any such legal action:

Initial JT 12/14/2024
(initials) (date)
Arrived Holdings Inc

[signature] 1/1/2024
(initials) (date)
Seller

VERIFICATION BY SELLER

Seller verifies that Seller has completed this disclosure form and that the information contained herein is accurate and complete to the best of Seller's actual knowledge as of the date signed by Seller below. SELLER UNDERSTANDS AND AGREES THAT SELLER WILL UPDATE THIS DISCLOSURE FORM IF ANY INFORMATION CONTAINED HEREIN BECOMES INACCURATE OR INCORRECT IN ANY WAY. Seller authorizes the Company to provide copies of this disclosure form to prospective buyers, and to real estate brokers and agents. This disclosure form is not a warranty of any kind. If Buyer and Seller enter into a sales contract for the Property, and such sales contract includes, excludes, or warrants the condition of any item referenced herein, then to the extent there is a conflict between the sales contract and any representations contained herein, the terms of the sales contract shall control.

Edge Homes Utah, LLC — 1/1/2024 (date)

ACKNOWLEDGEMENT OF RECEIPT BY BUYER

Buyer's signature below acknowledges Buyer's receipt of a copy of this disclosure form.

Signed by: Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns — 12/14/2024 (date)

Arrived Holdings Inc

DISCLOSURE FORM UPDATE

The above disclosure form was reviewed and updated by Seller on the date signed by Seller below.

☐ There are no changes in the above disclosure form

☑ The above disclosure form has been changed as follows:

Edge Homes Utah, LLC — 1/1/2024 (date)

Initial: JT (initials) 12/14/2024 (date) Arrived Holdings Inc

(initials) 1/1/2024 (date) Seller

Sales Price Summary

BUYER INFORMATION	
Name(s):	Arrived Holdings Inc
Contract Date:	12/13/2024
Email:	acquisitions@arrived.com
Phone:	(703) 887-6608

HOUSE INFORMATION	
Lot:	Highridge - SF 269 632 N Hiddleston Way Saratoga Springs, UT 84045 HIRI-SF-S01-269
Model:	Caleb
Sales Agent:	David Hodges

SALES PRICE SUMMARY	
CURRENT TOTAL SALES PRICE	$ 580,000.00

Initial
JT 12/14/2024
(initials) (date)
Arrived Holdings Inc

SINGLE FAMILY HOMES

WHEN DO I NEED TO PAY A DEPOSIT?

Earnest Money	This deposit is non-refundable (**except in limited circumstances as specified in the contract**) and is automatically applied toward the down payment on your home. It should be a personal or cashier's check made out to Trident Title Insurance Agency.
When is it due?	Within 72 hours of contract acceptance.
How much do I owe?	$3,000 with preferred lender / $3,000 paying cash / $6,000 with outside lender but no 3% incentive / $20,000 with outside lender to receive 3% incentive
ADP Structural Fee and Option Deposit (if applicable)	This fee is non-refundable. It should be paid through the Edge Payment portal.
When is it due?	At your meeting with the Architectural Designer typically within one week of contract acceptance.
How much do I owe?	$7,000 Structural Design Fee. (**Non-refundable and not credited against purchase price**)
How much is my options deposit?	30% of options selected with architectural draftsman. These items will not count toward option total and will be excluded from options deposit calculations. ADP deposit to be paid at time of ADP finalization.
Initial Construction	This deposit is non-refundable and is automatically applied toward the down payment on your home. It should be a personal or cashier's check made out to the Seller listed on your contract. This deposit is not required on Quick Move-In homes.
When is it due?	Earlier of your Design Studio Preview appointment OR within 14 days of contract acceptance.
How much do I owe?	**If you are using our preferred lender or paying cash**: $4,000 **If you are using an outside lender**: $8,000
Options Deposit	This deposit is non-refundable and is automatically applied toward the down payment on your home. It should be a personal or cashier's check made out to the Seller listed on your contract. This deposit is not required on Quick Move-In homes.
When is it due?	At your Design Studio finalization appointment.
How much do I owe?	**Upgrades between $10,000 - $50,000:** 20% of the amount of money you spent above $10,000 **Upgrades above $50,000:** Your 20% deposit for any upgrades between $10,000 - $50,000 (=$8,000) + 50% of the amount of money you spent above $50,000 **Basement upgrades:** 20% of basement finishes regardless of total options selected.

Please see your EDGEhomes agent for specific examples and questions.

EDGEhomes
DESIGNED FOR LIFE

Docusign Envelope ID: 5D4E1A6D-DC22-463B-B55C-14380DF9A41E

2 WAYS TO PAY YOUR EARNEST MONEY DEPOSIT

OPTION 1

PAY YOUR EARNEST MONEY DEPOSIT WITHIN 3 DAYS

You will receive an email from EM Transfer – a secure way to pay your Earnest Money online. This is EDGEhome's preferred payment method, however, if you would like to deliver a check or send a wire transfer, please contact Hunter Sutton at Trident Title. She can be reached at [redacted]

** If your earnest money is more than $10,000, you must either pay through EM Transfer or a direct wire to Trident Title. No personal checks or cashier's checks will be accepted. **

The email will redirect you to this page and you will be asked to create an account.



service.emtransfer.com
EMTransfer.com
Home
Login
Complete Registration
Username/Email
First Name
Fake
Last Name
Buyer
Phone Number
435-650-7918
Password
Repeat Password
I agree to the EMTransfer.com Terms & Conditions
I'm not a robot
reCAPTCHA
Register

OPTION 2

Send a wire transfer to Trident Insurance Title Agency. For wiring instructions please contact: Hunter Sutton: hunter@tridentutah.com

EDGEhomes
DESIGNED FOR LIFE

SINGLE FAMILY
FEATURES

KITCHEN

Granite countertops
Crown molding on cabinetry
Spacious and functional island
Sustainable laminate flooring
Glass top electric range
Multi-function dishwasher
2 pendant lights over island
Undermount stainless steel sink
Stainless steel appliances
4+ recessed lights
Built-in microwave
Walk-in pantry

INTERIOR

Vaulted or tray ceiling in master bedroom
Pre-wired for ceiling fan in master bedroom
Wire Shelving in all closets
Solid Shelving in Master Bedroom Closet and Pantry
Additional stacked shelves in master closet
Moen faucets in kitchen & baths
Continental 2-panel interior doors
Satin nickel finish on hardware
Pre-wired for ethernet & cable TV
Ceiling fan in great room
Vaulted ceilings in great room
Decorative lighting
Two-tone paint
Textured drywall finish
Craftsman style trims
Laminate flooring in entryway

BATH

5' soaker tub with cultured marble in master bath
3' x 3' shower with glass door in master bath
Knotty alder cabinetry in full baths
HD laminate countertop in full baths
5' tub/shower combo in 2nd baths
Chrome hardware in all baths
Pedestal sink in half bath
Adult height vanities in the master bath

EXTERIOR

Architectural grade 30-year shingles
Decorative coach lights on exterior
Continental 2-panel exterior doors
Stucco w/contrasting trim
Cultured stone wainscoting
Composite decking & vinyl railing
Christmas light outlet
Cement siding accents

ENERGY

2"x 6" exterior walls
Double pane vinyl windows (Low-E)
95% high-efficiency furnace
Central air conditioning unit (13 SEER)
Tankless water heater
Multiple thermostats for qualifying plans
Low maintenance PEX plumbing system
Engineered flooring & roof systems
Water-saving plumbing
Wall insulation: R-19
Programmable thermostat

EDGEhomes
DESIGNED FOR LIFE

See your **EDGE**homes agent for community-specific standard features that may be included in the pricing. Standard features subject to change. Please verify inclusions with your **EDGE**homes agent.

EDGEhomes
DESIGNED FOR LIFE

THE EDGE APP FOLLOW THE PROGRESS OF YOUR HOME

DOWNLOAD THE APP HERE

Available on the App Store | GET IT ON Google Play

OR

https://edg.li/app


8:46
EDGEhomes
DESIGNED FOR LIFE
Latest Updates
Milestone Reached - Schedule for Design
Our Design Studio, winner of the National Association of Home Builders 2019 Gold Award is the perfect place for your home to come to life! Your design studio appointment is your opportunity to sit down with one of our professional designers to design your home from top to bottom.
Milestone Reached - Contract
Congratulations! EDGE Homes has accepted your contract! Watch for upcoming communication from First Colony Mortgage and your EDGE Homes Designer. Please also ensure your earnest money has been paid. We are excited to get this process started!
Milestone Reached - Prequal Reminder
Just a reminder to connect with First Colony Mortgage on your preapproval letter. First Colony Mortgage should be reaching out to you, but if you have not heard from them connect with your EDGE Homes Agent!


8:47
EDGEhomes
DESIGNED FOR LIFE
Willow Point
Released
Willow Point Unit 152 in Building 10
3997 W 1960 North
Lehi, UT 84043
Agent
Designer
Construction Manager
Progress
Design
Contract
Design Selections
Pre-Qualification
Scheduling
Sitework & Foundation

AWESOME FEATURES

- Track the progress of your home
- Contact your Construction Manager, Designer, or Agent
- Make a warranty or repair request with our Customer Service Team

DESIGN TIMELINE

0 START

CONTRACT SIGNING

YOUR DESIGNER WILL CONTACT YOU WITHIN 1 BUSINESS DAYS TO SCHEDULE YOUR DESIGN APPOINTMENT

ARCHITECTURAL DESIGN PROCESS DISCUSSED

10 DAYS

PREVIEW TOUR

WITHIN 10 DAYS OF CONTRACT

ORIENTATION & TOUR OF DESIGN STUDIO WITH GUIDE

CONSTRUCTION DEPOSIT DUE

20 DAYS

DESIGN APPOINTMENT

WITHIN 20 DAYS OF CONTRACT

DESIGN STUDIO SELECTIONS ARE MADE

45 DAYS

FINALIZATION APPOINTMENT

WITHIN 45 DAYS OF CONTRACT

OPTIONS DEPOSIT DUE

CONTRACT SIGNING	DESIGN FINALIZATION
DATE ________________	DATE ________________

NOTE: TIMELINE MAY VARY BY COMMUNITY.

EDGEhomes
DESIGNED FOR LIFE

BUILD TIMELINE


STEP 1
STEP 2
STEP 3
STEP 4
STEP 5

PRE-CON MEETING

MEETING WITH SALES AGENT AND CONSTRUCTION MANAGER

SCHEDULED BY SALES AGENT AFTER DIG DATE HAS BEEN ASSIGNED

EXCAVATION BEGINS

CONSTRUCTION BEGINS

HOME ORIENTATION

OVERVIEW OF WARRANTY, POLICY, AND INSTRUCTIONS ON CARE AND MAINTENANCE OF HOME

CLOSING APPOINTMENT

FINALIZE SETTLEMENT PAPERWORK & GET THE KEYS TO YOUR HOME

CONGRATULATIONS ON YOUR NEW HOME!

BUYER FEEDBACK

FOLLOW UP AND SURVEY

NOTE: AVERAGE BUILD TIME IS APPROX. 180 DAYS.

EDGEhomes
DESIGNED FOR LIFE

COLOR MIXING POLICY

We understand that building the home of your dreams is a fun and exciting experience that you've spent many hours planning and preparing for. You possibly have a Pinterest board full of inspiration pictures or even an idea of the style you want to achieve. With all of this in mind, we have listed some helpful information for you to be aware of before you meet for your design appointment. By having knowledge of the following information beforehand it helps us ensure that you have an enjoyable experience while designing your home.

- In order to provide variety within our communities and ensure that your home stands out from the rest, our policy requires that the neighboring homes, on each side of your home as well as the home(s) directly across the street, cannot have the same main body color or stone/brick selection. Main body color applies to the stucco color when selecting a traditional elevation, and the Hardie siding color when selecting a full Craftsman, full Farmhouse, or full Scandinavian elevation. If selecting a hybrid elevation with full Hardie on the front of the home and stucco on the sides and back, the main body color applies to both the main Hardie color used on the front of the home as well as the stucco color used on the sides and back.
- When planning your exterior color palette, it is recommended that you select between 3-4 different main body colors to provide you with other options in case your first choice in color has been selected already by any of your neighbors (across the street and/or on both sides of your home).
- When selecting the Farmhouse elevation please be aware that this does not mean you are purchasing a white farmhouse. A Farmhouse elevation is purely the architectural style of the home and does not automatically guarantee that you will be able to select white as your main body color.
- When you come into our design studio to make your selections, your designer will go over any main body colors and stone/brick selections that have already been selected by your neighbors. Colors are chosen on a first come first served basis based on the date of your design appointment. Colors cannot be "locked in" prior to the date of your design appointment and cannot be entered at your preview tour appointment. By electing to go through the ADP process, you understand that you are not able to select exterior colors for your home until you have completed the ADP process. You will be able to select your exterior colors when you meet with your designer for your design appointment.

Signed by:

Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns 12/14/2024

Arrived Holdings Inc (date)

Utah Association of REALTORS®

REALTOR®

TRANSACTION DOCUMENTS RECEIPT

EQUAL HOUSING OPPORTUNITY

PLEASE COMPLETE THIS FORM EACH TIME YOU DELIVER DOCUMENTS!

This TRANSACTION DOCUMENTS RECEIPT applies to the Real Estate Purchase Contract with a Contract Date of 12/13/2024 entered into by and between Edge Homes Utah, LLC as Seller and Arrived Holdings Inc as Buyer regarding Property located at 632 N Hiddleston Way, Saratoga Springs 84045 (the "Property").

THE FOLLOWING DOCUMENTS HAVE BEEN RECEIVED OR DELIVERED AS SHOWN BELOW

Initials of person receiving documents

_______ ☐ Unrepresented Buyer Disclosure ☐ Buyer-Broker Agreement ☐ Listing Agreement ☐ Limited Agency Consent Agreement ☐ For Sale By Owner Commission Agreement

_______ ☐ Copy of the Real Estate Purchase Contract (including addenda) signed by the Buyer and the Seller

Initial JT ☑ Seller's Property Condition Disclosure Form ☑ Buyer Due Diligence Checklist

_______ ☐ Lead Based Paint Disclosure and Acknowledgement ☐ EPA Lead Based Paint Pamphlet

_______ ☐ Commitment for Title Insurance No. _______________, issued by _______________

_______ ☐ CC&R's for the _______________ ☐ Condominiums ☐ Subdivision

_______ ☐ Homeowner's Association ☐ Budget ☐ Financial Statement ☐ Minutes

_______ ☐ Leases affecting the Property ☐ Copy of Property Management Contract(s) affecting the Property

_______ ☐ Copies of Water Certificates/Water Shares

_______ ☐ Inventory List of Personal Property

_______ ☐ Survey Map dated _______________ prepared by _______________

_______ ☐ Property Inspection Report dated _______________ prepared by _______________

_______ ☐ Written Notice of Appraised Value By _______________ (Lender/Appraiser)

_______ ☐ Written notice of objections based on Buyer's Due Diligence

_______ ☐ Written Notice of Cancellation of Contract by ☐ Buyer ☐ Seller

_______ ☐ Other (Describe): ____

(SIGN BELOW & INITIAL ABOVE NEXT TO DOCUMENTS THAT HAVE BEEN CHECKED)

A. **I HAVE CHECKED THE BOXES ABOVE**, and I have signed where indicated below acknowledging my delivery of each of the documents checked above.

DocuSigned by: David Hodges — 12/13/2024

David Hodges (Authorized Agent) (date)

B. **I HAVE INITIALED NEXT TO THE BOXES CHECKED ABOVE**, and I have signed where indicated below acknowledging my receipt of each of the documents checked above.

Signed by: Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns — 12/14/2024

Arrived Holdings Inc (date)